     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999


                                                      REGISTRATION NO. 333-80915
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HEADHUNTER.NET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              GEORGIA                                7370                              58-2403177
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
         OF INCORPORATION)               CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                           ROBERT M. MONTGOMERY, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HEADHUNTER.NET, INC.
                       6410 ATLANTIC BOULEVARD, SUITE 160
                            NORCROSS, GEORGIA 30071
                           TELEPHONE: (770) 300-9272
                           FACSIMILE: (770) 300-9298
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


                 JOEL J. HUGHEY, ESQ.                                   GLENN W. STURM, ESQ.
                ADAM V. BATTANI, ESQ.                                  JAMES WALKER IV, ESQ.
                SCOTT L. O'MELIA, ESQ.                                 SUSAN L. SPENCER, ESQ.
                  ALSTON & BIRD LLP                          NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                 ONE ATLANTIC CENTER                                     FIRST UNION PLAZA
              1201 WEST PEACHTREE STREET                       999 PEACHTREE STREET, N.E., SUITE 1400
             ATLANTA, GEORGIA 30309-3424                               ATLANTA, GEORGIA 30309
              TELEPHONE: (404) 881-7000                              TELEPHONE: (404) 817-6000
              FACSIMILE: (404) 881-7777                              FACSIMILE: (404) 817-6050


                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                    ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED              PROPOSED
                                         AMOUNT              MAXIMUM              MAXIMUM              AMOUNT OF
       TITLE OF SECURITIES                TO BE          OFFERING PRICE          AGGREGATE           REGISTRATION
         TO BE REGISTERED             REGISTERED(1)        PER UNIT(2)      OFFERING PRICE(1)(2)        FEE(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......      3,450,000            $14.00             $48,300,000           $13,428(3)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



    (1) Includes 450,000 shares which the underwriters have an option to purchase from the selling shareholders to cover over-allotments, if any.


    (2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933.


    (3) The Registrant has previously paid $12,788 of such amount.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 2, 1999


PROSPECTUS


                                3,000,000 SHARES


                             (HEADHUNTER.NET LOGO)

                                  COMMON STOCK


    HeadHunter.NET is offering 3,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.


                            ------------------------


     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "HHNT."


                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                                       UNDERWRITING     PROCEEDS TO
                                                    PRICE TO PUBLIC      DISCOUNT      HEADHUNTER.NET
                                                    ---------------    ------------    --------------
Per Share.........................................         $                $                $
Total.............................................         $                $                $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Two selling shareholders have granted the underwriters the right to purchase up to an additional 450,000 shares of common stock to cover over-allotments. The underwriters expect to deliver the shares of common stock
to purchasers on or about             , 1999.


                            ------------------------

FIRST UNION CAPITAL MARKETS CORP.

                      J.C. BRADFORD & CO.
                                           WACHOVIA SECURITIES, INC.
                                                          DLJdirect INC.
                                          , 1999.

INSIDE COVER GRAPHICS:



The HeadHunter.NET logo, a spiral and a picture of two people working together appear at the top of the first inside cover page. The following text appears below the logo:



     What is Headhunter.net?



     Headhunter.net provides a leading online recruiting service to employers, recruiters, and job seekers via our web site at www.headhunter.net. We empower users on two different levels:



     (1) We enable employers and recruiters to advertise jobs and review resumes across a wide variety of occupations.



     (2) We enable job seekers to identify, research, and evaluate a broad range of job opportunities online, and post their resume for employers to review.



A graphic of the HeadHunter.NET home page appears here, including the HeadHunter.NET logo.



The graphic is followed by the following notation:



     *All statistics noted in this page are as of 8/1/99. Statistics are subject to change daily.



The second inside cover page has the following text at the top of the page:



     We provide employers and recruiters with . . .



     - The ability to improve the placement and increase the exposure of an advertised job listing through upgrades.



Below this bullet point is a graphic of a job search result on the HeadHunter.NET web page with a pullout graphic depicting three upgraded job opportunities appearing above two non-upgraded job opportunities in the search result.



A box with the following text is connected to the pull-out graphic:



     Job posters can elevate the job position in a search result through upgrading to attract the attention of our more than 100,000 users per business day.



The following text appears in the middle of the second inside cover page:



     - The ability to track, measure, and analyze the results of their online recruiting efforts through detailed statistics provided in billing statements and in real-time on our web site.



Below this bullet point is a graphic of a web page from the "My Stuff" section of the HeadHunter.NET website with two pull-out graphics demonstrating some of the information on this web page.



Three boxes containing the following text are connected to the two pull-out graphics:



     Job posters can modify, update or remove jobs in real-time.



     Access posting performance statistics online, including number of times viewed and number of online applications.



     Keep an online record of candidates that have responded to each job listing and view their resumes and cover letters.



The HeadHunter.NET logo and a spiral appear at the bottom of the second inside cover page. The following text appears below the spiral:



     This is the way to work.



The third inside cover page has the following text at the top of the page followed by three bullet points:



     Our site allows job seekers to . . .



     - Post their resumes and conduct searches free of charge.

     - Conduct highly focused job searches using our advanced search capabilities.



     - Respond online to job opportunities.



On the right-hand side of this page is a graphic of a web page from the "Find Jobs" section of the HeadHunter.NET web site with two pull-out graphics demonstrating the job search criteria.



A box containing the following text is attached to the two pull-out graphics:



     Jobs can be searched by geography, salary, professional category, experience level, keywords, and more.



On the bottom left-hand side of this page is a graphic of a web site from the "Find Jobs" section of the HeadHunter.NET web site demonstrating detailed information of a single job opportunity with a pull-out section demonstrating some of the detail.



A box containing the following text is attached to the pull-out graphics:



     Candidates can instantly send their resumes in response to a job listing.



At the bottom of the third inside cover page is a graphic with a photograph of people working.



The inside back cover page has graphics, which include the HeadHunter.NET logo, a spiral and a picture of a person working at a keyboard. Above the logo and next to the photograph is the following text:



    Reach Hire


    Basic Listings


    Upgrades


    VIP Resume Reserve


    EaseEPost


    Our Products

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-Looking
  Statements..........................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Dilution..............................   16
Capitalization........................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19



                                        PAGE
                                        ----
Business..............................   28
Management............................   36
Related Party Transactions............   42
Principal and Selling Shareholders....   44
Description of Capital Stock..........   45
Shares Eligible For Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Available Information.................   53
Index to Financial Statements.........  F-1


                            ------------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY


     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before buying shares in this offering. We urge you to read the entire prospectus carefully, including the information set forth under "Risk Factors," before making an investment decision.


OUR BUSINESS

     We provide a leading online recruiting service to employers, recruiters and job seekers via our web site at www.headhunter.net. Our web site enables employers and recruiters to advertise job opportunities and review resumes and enables job seekers to identify, research and evaluate a broad range of job opportunities. We believe that we provide a superior online recruiting service to employers, recruiters and job seekers based on the benefits our service provides to each of them.

     We provide employers and recruiters with:


     - access to a large number of job seekers -- as evidenced by our average of over 100,000 users per business day during June 1999;



     - an innovative method of pricing our services that enables employers and recruiters to improve the placement and increase the exposure of advertised job opportunities by paying an upgrade fee to elevate the position of a job opportunity in a search result; and


     - the ability to track, measure and analyze the results of their online recruiting efforts through detailed statistics we provide in billing statements and in real-time on our web site.

     Advantages from our web site to job seekers include:

     - detailed and current information regarding a large number of geographically dispersed job opportunities representing a wide variety of industries and occupations;

     - access to job opportunities posted by recruiters, as well as employers, which increases the breadth of available job opportunities;

     - its ease of use and functionality; and

     - the ability to conduct highly focused job searches using our advanced search capabilities.

     Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Customer Satisfaction," "Quality" and "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries, including sites such as Monster.com, HotJobs.com and CareerBuilder.com.


     At June 30, 1999, over 4,200 employers and recruiters were paying for our online recruiting services. We generate our revenues primarily from fees paid by employers and recruiters to post job opportunities and to improve the position of their job opportunities in search results. We also generate revenues from employers and recruiters who pay an additional fee to exclusively review recently submitted or reserved resumes. In addition, we derive revenues from the sale of banner advertising.



THE MARKET OPPORTUNITY FOR ONLINE RECRUITING



     The emergence of the Internet and the growth in its use have made it an attractive medium for online recruiting. We believe online recruiting is superior to traditional means of recruiting and job searching because it is interactive, easily accessible, timely and more cost-effective. As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. According to Forrester Research, the size of the online recruiting market will increase from $105 million in 1998 to $1.7 billion in 2003. As the online recruiting market matures, we believe that employers and recruiters will increasingly utilize those online recruiting services that enable them to access a large number of job seekers and exercise a high degree of control over the exposure of their job opportunities. We believe our easy-to-use, cost-effective online recruiting service positions us to take advantage of this market opportunity.


OUR GROWTH STRATEGY

     Our objective is to be the leading provider of online recruiting services to employers and recruiters. The key elements of our strategy to accomplish this objective include the following:

     Increase Awareness of the HeadHunter.NET Brand. We plan to increase awareness of the HeadHunter.NET brand through an aggressive marketing campaign that combines online and traditional advertising, direct marketing and strategic relationships.


     Aggressively Expand Our Sales Force. We plan to rapidly expand our direct sales and telephone sales efforts by increasing the size of our existing sales force in Atlanta and Chicago and by opening additional sales offices in major metropolitan areas to further penetrate these markets.



     Enhance Web Site Functionality. We intend to continue to make the process of posting and searching job opportunities on our web site easier and faster by increasing the functionality of our web site.


     Develop Alternative Channels of Distribution Through Strategic Relationships. We have entered into and continuously evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the HeadHunter.NET brand, and provide marketing and cross-promotional opportunities.

     Pursue Strategic Acquisitions of Complementary Businesses or
Technologies. We will explore acquisition or investment opportunities if we believe they will enable us to accelerate our growth, add new content, develop new technologies or penetrate new markets.


CORPORATE INFORMATION



     Our principal executive offices are located at 6410 Atlantic Boulevard, Suite 160, Norcross, Georgia 30071, and our telephone number is (770) 300-9272. Our web site at www.headhunter.net was launched in October 1996. The information on our web site is not incorporated by reference into this prospectus and you should only rely on the information contained in this prospectus in making an investment decision.

                                  THE OFFERING


Common stock offered................     3,000,000 shares



Common stock to be outstanding after
the offering........................     10,744,500 shares(1)



Use of proceeds.....................     We currently intend to use the majority
                                         of the net proceeds to expand our
                                         sales, advertising and marketing
                                         efforts, to develop strategic
                                         relationships, to fund our working
                                         capital needs and for other general
                                         corporate purposes. We also intend to
                                         use a portion of the net proceeds to
                                         repay our credit facility with ITC. See
                                         "Use of Proceeds" and "Related Party
                                         Transactions."


Proposed Nasdaq National Market
symbol..............................     HHNT
---------------

(1) Excludes 911,500 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.45 per share and 416,667 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $1.50 per share.



     This prospectus includes statistical data regarding HeadHunter.NET, the Internet and the online recruiting industry. This data is based on our records or is taken or derived from information published or prepared by various sources, including interbiznet.com, Forrester Research and Media Metrix, Inc. Our logo and certain titles of our service offerings mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.



     Unless otherwise indicated, all information in this prospectus assumes (1) the shares of common stock will be sold at $13.00 per share, (2) the underwriters will not exercise their over-allotment option and (3) all outstanding shares of our Class A preferred stock convert into 5,404,500 shares of common stock.

                             SUMMARY FINANCIAL DATA


     Set forth below is summary financial data for the year ended December 31, 1998, which we have derived from our audited financial statements, and the other periods indicated, which we have derived from our unaudited financial statements. You should read this summary financial data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and related notes, and the other financial data included elsewhere in this prospectus. The weighted average shares outstanding data does not give effect to the conversion of our Class A preferred stock into our common stock. As adjusted data reflects our sale of 3,000,000 shares of common stock in this offering, the conversion of the Class A preferred stock into 5,404,500 shares of our common stock and the application of the estimated net proceeds from this offering. See "Use of Proceeds."



                                                                          THREE MONTHS ENDED
                             YEAR ENDED    --------------------------------------------------------------------------------
                            DECEMBER 31,   MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,     JUNE 30,
                                1998         1998        1998          1998            1998          1999          1999
                            ------------   ---------   ---------   -------------   ------------   -----------   -----------
                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $ 1,099,868    $  79,569   $ 198,482    $   392,577    $   429,240    $   828,027   $ 1,584,928
Costs and expenses:
  Costs of revenues.......       86,963       18,220      19,319         26,201         23,223         25,433        34,822
  Marketing and selling...    2,719,330      158,549     349,831      1,220,301        990,649      1,232,352     1,647,577
  General and
    administrative........    1,714,756      189,018     478,373        687,851        359,514        492,270       714,236
  Stock compensation
    expense(1)............      205,574           --      32,705         95,113         77,756      2,861,676     1,688,912
  Depreciation and
    amortization..........      276,706       55,080      63,003         74,062         84,561         88,895       109,347
                            -----------    ---------   ---------    -----------    -----------    -----------   -----------
Total costs and
  expenses................    5,003,329      420,867     943,231      2,103,528      1,535,703      4,700,626     4,194,894
                            -----------    ---------   ---------    -----------    -----------    -----------   -----------
Operating loss............   (3,903,461)    (341,298)   (744,749)    (1,710,951)    (1,106,463)    (3,872,599)   (2,609,966)
Other income (expense)....     (442,407)       7,533          11       (165,683)      (284,268)        (9,423)      (31,492)
                            -----------    ---------   ---------    -----------    -----------    -----------   -----------
Net loss..................  $(4,345,868)   $(333,765)  $(744,738)   $(1,876,634)   $(1,390,731)   $(3,882,022)  $(2,641,458)
                            ===========    =========   =========    ===========    ===========    ===========   ===========
LOSS PER SHARE:
Basic and diluted.........  $     (1.98)   $    (.15)  $    (.34)   $      (.85)   $      (.63)   $     (1.76)  $     (1.17)
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
Basic and diluted.........    2,200,000    2,200,000   2,200,000      2,200,000      2,200,000      2,200,000     2,252,889



                                                                 AS OF JUNE 30, 1999
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   202,874    $33,842,874
Working capital (deficit)...................................   (1,294,844)    33,975,156
Total assets................................................    2,881,114     36,521,114
Total debt, including current maturities....................    1,630,000             --
Total shareholders' equity..................................      245,915     35,515,915


---------------
(1) See note 6 to our financial statements for further information regarding the stock compensation expense.

                                  RISK FACTORS


     You should carefully consider the following risks before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. You also should refer to the other information in this prospectus, including our financial statements and the related notes.


                         RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY, AND OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND PROSPECTS DIFFICULT.


     We launched our web site in October 1996 and have substantially modified it since that time. As a result, we have a limited operating history upon which you can base an evaluation of our business and prospects. You must consider the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online recruiting. Some of the risks which we may face as an early stage company include our ability to:


     - implement our business model and strategy and adapt them as needed;


     - attract employers, recruiters and job seekers to our web site; and


     - develop strategic relationships with industry-focused Internet sites.


     If we fail to successfully manage these risks, expenses and problems, and the other risks described below, current evaluations of our business and prospects may prove to be inaccurate.


WE HAVE A HISTORY OF LOSSES, WE ANTICIPATE FUTURE LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.


     We have a history of losses and may never be profitable. We incurred net losses of $35,000, $176,000 and $4.3 million for the ten months ended October 31, 1997, two months ended December 31, 1997 and year ended December 31, 1998, respectively. As of June 30, 1999, we had an accumulated deficit of approximately $11.0 million. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:


     - increased marketing and advertising to strengthen brand awareness;

     - rapid expansion of our sales and other personnel;

     - continued development of our web site and service offerings; and

     - development of strategic relationships with industry-focused Internet sites.


     Our ability to become profitable depends on our ability to generate and maintain greater revenues while incurring reasonable expenses. Our ability to generate greater revenues depends on:



     - our ability to convince employers and recruiters to utilize our web site for their online recruiting needs;



     - the growth of acceptance of the Internet as a recruiting tool;



     - the number of job seekers who visit our web site; and



     - the number of job opportunities posted on our web site.



     If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. Our inability to achieve or maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our common stock to decrease.

WE HAVE RECENTLY CHANGED OUR METHOD OF PRICING OUR SERVICES, WHICH HAS DECREASED AND MAY FURTHER DECREASE THE NUMBER OF JOB OPPORTUNITIES AND USERS ON OUR WEB SITE AND MAY RESULT IN DECREASED REVENUE.



     Until recently, employers and recruiters could post job opportunities on our web site free of charge. Since June 1, 1999, they must pay a fee for each job opportunity they post on our web site. As a result of this pricing change, the number of job opportunities posted on our web site has decreased by approximately 48%. In the event the number of job opportunities in our database further decreases, job seekers may find that our web site is not as useful as other online recruiting sites. A decrease in the number of job seekers on our web site may cause employers and recruiters to further reduce the number of job opportunities they post, or the upgrade fees that they are willing to pay. These decreases may reduce our revenue.



OUR FUTURE REVENUES ARE UNPREDICTABLE, AND OUR FINANCIAL RESULTS MAY FLUCTUATE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.



     Our revenue and results of operations are difficult to predict, and we expect them to fluctuate significantly from quarter to quarter. If our revenue or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our revenue and results of operations may fluctuate significantly in response to the following factors, many of which are beyond our control:


     - the cancellation of a significant number of customer accounts;

     - changes in the demand for our service offerings;

     - changes in our pricing policies or those of our competitors;

     - the timing and effectiveness of marketing campaigns;

     - the hiring cycles of employers;

     - our ability to hire and retain qualified sales people;

     - seasonal trends in user traffic;

     - introduction of additional, or enhancement of existing, service offerings by us or our competitors;

     - the incurrence of costs related to acquisitions of businesses or technologies;

     - the costs of establishing, and the timing of, strategic relationships;
       and

     - general economic conditions, including the effects of a recession.


ONE OF OUR STRATEGIES IS TO INCREASE AWARENESS OF THE HEADHUNTER.NET BRAND, AND IF WE FAIL TO FURTHER DEVELOP OUR BRAND, WE MAY NOT BE ABLE TO SUSTAIN OR INCREASE THE NUMBER OF EMPLOYERS, RECRUITERS AND JOB SEEKERS USING OUR WEB SITE.



     We believe that maintaining and strengthening the HeadHunter.NET brand is an important aspect of our business. Our brand name is critical in our efforts to sustain or increase the number of employers, recruiters and job seekers who use our web site. We believe that the importance of brand recognition will increase due to the continued growth in the number of competitors entering the online recruiting market. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to effectively satisfy the needs of employers, recruiters and job seekers. To promote our brand, we intend to substantially increase our marketing budget. If we fail to successfully promote and maintain our brand, or if we incur excessive expenses attempting to promote and maintain our brand, we may be unable to implement our business plan and our financial results may suffer.

THE ONLINE RECRUITING MARKET IS INTENSIVELY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST EXISTING AND FUTURE COMPETITORS, WHICH MAY MAKE IT MORE DIFFICULT TO GROW OUR BUSINESS.



     The market for online recruiting is highly fragmented and intensely competitive. We compete on the Internet with other online recruiting sites, corporate Internet sites, Internet portal sites, Internet sites that provide their users with access to content, commonly known as Internet content providers, and nonprofit professional organizations. Many of our competitors have longer operating histories in the online recruiting market, significantly greater financial, technical and marketing resources, more users and larger databases than we do. We also compete with traditional recruiting methods, such as classified advertising, radio, television and traditional recruiting firms for a share of the total recruiting budgets of employers and recruiters.



     Presently, the barriers to entry by competitors in the market for online recruiting are low. Current and new competitors can launch new Internet sites and add substantial content on their sites at a low cost within a short time period. Therefore, we expect competition to continue to intensify, and the number of competitors could increase significantly in the near future. If we are unable to compete successfully against existing and future competitors, we may not benefit from the projected growth in the online recruiting market.



IF WE LOSE THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OR IF WE CANNOT RECRUIT AND RETAIN ADDITIONAL SKILLED PERSONNEL, OUR BUSINESS MAY SUFFER.



     We depend on the continued services and performance of Robert M. Montgomery, Jr., our President and Chief Executive Officer for our future success. We do not have an employment agreement with Mr. Montgomery, and we are not the beneficiaries of any key person life insurance covering him or any other executive officer.


     Competition for personnel with experience in online recruiting and commerce is intense. If we are unsuccessful in attracting and training new employees, or retaining and motivating our current and future employees, our business could suffer significantly.


WE DO NOT HAVE LONG-TERM AGREEMENTS WITH EMPLOYERS AND RECRUITERS, WHICH MAY CAUSE OUR REVENUE TO FLUCTUATE.



     We derive a substantial majority of our revenues from employers and recruiters that pay to post job opportunities on our web site and purchase upgrades to their listings or other service offerings. Generally, these employers and recruiters post their job opportunities on a monthly basis. They have no obligation to purchase any upgrades or other service offerings, or to post any job opportunities for more than a month at a time. As a result, an employer or recruiter that generates substantial revenue for us in one month may not do so in a later month. We must continually maintain existing accounts and establish and develop new accounts with employers and recruiters. If we fail to do so, our revenue could fluctuate, which may cause us to fail to meet expectations in the marketplace and our stock price may decline.



WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH, WHICH IS PLACING AND MAY CONTINUE TO PLACE A STRAIN ON OUR RESOURCES.



     We have rapidly expanded our operations and anticipate that further expansion will be required to execute our growth strategy. Our rapid growth has placed significant demands on our management, financial, technical and other resources. These demands are likely to continue and increase. To manage our future growth, we must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures. In addition, in order to achieve rapid growth, we may acquire technologies or products or enter into strategic alliances. For us to succeed, we must make our existing technology, business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. If we fail to manage any of the above growth challenges successfully, we may be unable to implement our business plan and our financial results may suffer.

WE DEPEND ON THIRD PARTIES TO FACILITATE ACCESS TO OUR WEB SITE, AND FACE RISKS OF CAPACITY CONSTRAINTS, WHICH COULD INCREASE OUR EXPENSES OR REDUCE OUR REVENUES UNEXPECTEDLY.



     We depend on Internet service providers and other web site operators, which may experience Internet connectivity outages. Such outages may cause users to experience difficulties in accessing our web site. Any system failures at these third parties may cause an interruption in service or a decrease in responsiveness of our web site and may impair users' perceptions of our web site. Any failure to handle current or increased volumes of traffic on our web site may impede our ability to sustain or increase the number of employers, recruiters and job seekers who use our web site.


     We derive a substantial majority of our revenues from employers and recruiters that pay to post and upgrade their job opportunities. The amounts they are willing to pay to post and upgrade their job opportunities depend to a significant degree on the number of job seekers who visit our web site. We depend on the performance, reliability and availability of our web site to attract and retain these job seekers. Capacity constraints could prevent them from accessing our web site for extended periods of time and decrease our traffic. Decreased traffic could result in fewer employers and recruiters posting job opportunities on our web site or buying fewer upgrades and other enhanced services. This would result in decreased revenues. In addition, if the number of employers, recruiters and job seekers on our web site increases substantially, we may experience capacity constraints and need to expand or upgrade our technology at a time when we do not have adequate funds to do so, or when that technology is not readily available.


ONE OF OUR GROWTH STRATEGIES IS TO PURSUE ACQUISITIONS AND WE MAY FACE RISKS IN ACQUIRING AND INTEGRATING OTHER BUSINESSES AND TECHNOLOGIES.



     One element of our growth strategy is to acquire other businesses and technologies that we believe will complement our business. Acquiring other businesses and technologies involves numerous risks, including:


     - difficulties in integrating the operations, services, products and personnel of the acquired company into ours;

     - diversion of our management's attention from other business concerns;

     - inability to retain and motivate key personnel of the acquired business;

     - entry into markets in which we have little or no direct prior experience; and

     - inability to retain clients or goodwill of the acquired business.

     In pursuing acquisitions, we may compete with competitors that may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could result in increased prices of acquisition targets.

     In the future, we may take accounting charges in connection with acquisitions. We cannot guarantee that the costs and expenses actually incurred will not exceed the estimates we use to take the accounting charges.


WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE LOSS OF OUR RIGHTS, LOSS OF BUSINESS OR INCREASED COSTS.



     Our success and ability to compete depend to a significant degree on our internally developed proprietary technology and on our brand, marks and domain names. We rely on trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties, to establish and protect our proprietary rights. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that we will be able to defend our marks or obtain patents for any of our internally developed systems. If we are unable to secure or protect our marks and systems, it could result in the loss of our rights to our marks and systems, or the loss of business.

     Third parties may claim that our business activities infringe upon their proprietary rights. From time to time in the ordinary course of business we have been, and expect to continue to be, subject to claims of infringement of third parties' trademarks and other intellectual property rights. Although such claims have not had a material adverse effect on our business, such claims could subject us to significant liability and result in invalidation of our proprietary rights. These claims could also be time-consuming and expensive to defend, even if we ultimately are not found liable. In addition, these claims could divert our management's time and attention.



OUR BUSINESS MAY SUFFER IF USERS CONFUSE SIMILAR DOMAIN NAMES WITH
HEADHUNTER.NET.



     We cannot assure you that potential users of our web site will not confuse our domain name with other similar domain names such as headhunters.com, headhunter.org or headhunters.org. If any confusion occurs, we may lose business to a competitor, or some of our users may have negative experiences with these other web sites that they mistakenly associate with us.



WE FACE RISKS RELATED TO YEAR 2000 FAILURES, WHICH COULD INCREASE OUR LIABILITIES OR EXPENSES.



     The risks posed by year 2000 issues could adversely affect our business in a number of significant ways. Our internally developed proprietary software and our critical information technology systems, which are substantially comprised of third party software and hardware, could fail due to year 2000 issues. In addition, we rely on the systems of third party vendors to host our servers and provide us with connections to the Internet, which systems may be subject to year 2000 failures. As a result of the failure of any of our critical internal systems or the systems of our third party vendors, we could lose users, incur significant disruption in our business or our ability to generate revenues, or incur substantial liabilities or expenses. In addition, the Internet could face serious disruptions arising from year 2000 issues, which generally may have an adverse impact on traffic and commerce on the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness and Disclosure."


     We cannot assure you that:


     - our critical information technology and non-information technology systems, or the systems of third party vendors on which we rely, will be year 2000 ready in a timely manner, or that there will not be significant problems with any of these systems;


     - users will be able to access our web site without serious disruptions arising from year 2000 issues;


     - disruptions with other Internet sites and our strategic partners will not adversely affect our business;



     - our costs and liabilities related to year 2000 issues will be insignificant; or



     - we will not become a party to litigation related to the year 2000 issue.



OUR RELATIONSHIP WITH ITC MAY PRESENT POTENTIAL CONFLICTS OF INTEREST, WHICH MAY RESULT IN DECISIONS WHICH FAVOR ITC OVER OUR OTHER SHAREHOLDERS.



     Our controlling shareholder, ITC Holding Company, Inc., is the parent of, or a significant investor in, a group of companies involved in a wide range of activities, including broadband cable services, telecommunications services, conference calling and videoconferencing, and Internet access and content services. Our Chairman and most of our other directors (Messrs. Scott, Montgomery, Cox, Misikoff and Weber and Ms. Thompson) are directors, officers or stockholders of ITC. In addition, Robert Montgomery, our Chief Executive Officer and President, previously served as Chief Executive Officer of another subsidiary of ITC. When the interests of ITC and its affiliates diverge from our interests, ITC and its affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and ITC or its affiliates. There is no mechanism in place to resolve these conflicts of interest, except that it is our policy that transactions with affiliated parties be approved by a majority, but not fewer than two, of our disinterested directors. Nevertheless, due to the extensive relationships between ITC and us, we may make decisions that potentially favor ITC or its affiliates at our expense. Furthermore, Georgia law may prohibit you from successfully challenging these decisions, if the decision received the affirmative vote of a majority, but not less than two, of our "qualified directors," or disinterested directors, who received full disclosure of the existence and nature of the conflict.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND GEORGIA LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR COMPANY.

     Our articles of incorporation and bylaws contain provisions that could make it more difficult for another company to acquire us, even if that acquisition would benefit our shareholders. Further, we have adopted provisions of Georgia law that could delay, prevent or make more difficult a merger, tender offer or proxy contest involving HeadHunter.NET. See "Description of Capital Stock."

                         RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON THE ACCEPTANCE OF THE INTERNET AS A RECRUITING MEDIUM.


     The Internet is a relatively new medium for recruiting, and employers, recruiters and job seekers have not reached any consensus that online recruiting is an effective means for satisfying their recruitment needs. A large number of employers and recruiters have only limited experience in using the Internet for recruitment. They are not yet spending a significant amount of their recruiting budgets on online recruiting or committing to doing so over a long period. As a result, our sales force spends a substantial amount of time and resources retaining existing accounts, and educating employers and recruiters about our services and the online recruiting market. We may be unable to persuade a large number of employers, recruiters and job seekers that our services will satisfy their needs more successfully than traditional recruiting methods. If we cannot meet the needs of employers, recruiters and job seekers or adapt our services to meet their demands, we may be unable to implement our business plan. Further, if the market for online recruiting does not grow as projected we may not be able to grow our business.



OUR MARKET IS SUBJECT TO RAPID CHANGE AND WE MAY NOT SUCCESSFULLY ADAPT TO THIS CHANGE.


     Our market is characterized by rapidly changing technology, introductions and enhancements of competitive services, and changing user demands. Accordingly, our future success depends on our ability to adapt to such rapid changes in technology and improve the features, reliability and functionality of our service offerings in response to our competitors. We cannot assure you that we will succeed in addressing these issues.


WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION, WHICH MAY ADD ADDITIONAL COSTS TO OPERATING OUR BUSINESS ON THE INTERNET OR DECREASE DEMAND FOR OUR SERVICES.



     We are subject to various laws and regulations relating to our business, although there are few laws or regulations that apply directly to Internet-based services. However, due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted covering user privacy, freedom of expression, pricing, content, quality of products and services, taxation, advertising, intellectual property rights and information security. For example, we believe that more than 200 pieces of legislation relating to privacy issues and the Internet have been, or will be, introduced during 1999 by various legislative bodies. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. The nature and effect of any proposed legislation or regulation, or the application or interpretation of existing laws, cannot be fully determined. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services or increase our operational costs.


     The adoption of any such legislation could also dampen the growth in use of the Internet generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation which has an adverse impact on the growth of the Internet could cause us to incur additional operating expenses or decrease the demand for our services.



BECAUSE OUR BUSINESS INVOLVES THE TRANSMISSION OF INFORMATION, WE MAY INCUR LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.



     We may be sued for defamation, obscenity, negligence, copyright or trademark infringement or other legal claims relating to information that is posted or made available on our web site. Other claims may be brought based on the nature, publication or distribution of our content or based on errors or false or misleading information provided on our web site. We could also be sued for the content that is accessible from our web site through links to other Internet sites. We currently maintain insurance in amounts up to $2.0 million for general aggregate claims and $1.0 million for personal injury claims. Our insurance may not adequately protect us against claims related to information on our web site. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable.


CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR ELECTRONIC COMMERCE BUSINESS.

     We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in online transactions. If we do not add sufficient security features to our web site, our services may not gain market acceptance or there may be additional legal exposure to us. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements to access some data.


     Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as electronic commerce becomes more prevalent, our customers will become more concerned about security. If we do not adequately address these concerns we may incur liability and we may not be able to sustain or increase the number of employers, recruiters and job seekers using our services.



COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY INCREASE OUR EXPENSES OR LIABILITIES.



     Computer viruses may cause our systems to incur delays or other service interruptions, which may cause us to incur additional operating expenses to correct problems we may experience. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is publicly disclosed, our reputation could be materially damaged and our visitor traffic may decrease. In addition, our sales and marketing efforts could be impeded due to dissatisfaction among employers, recruiters and job seekers.


A RECESSION COULD ADVERSELY IMPACT OUR BUSINESS.

     Online recruiting is a relatively new industry and we do not know how sensitive it is to general economic conditions. The level of economic activity and employment in the United States may significantly and adversely affect the demand for online recruiting services. A recession could cause employers and recruiters to reduce or postpone their recruiting efforts generally, and their online recruiting efforts in particular. If a recession or significant economic downturn occurs in the United States, our business could suffer.

                         RISKS RELATED TO THIS OFFERING


WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, WHICH MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN.


     Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, including our increased marketing expenses, capital expenditures and business expansion for at least the next 12 months. After that time, or in the event that we do not meet our operating plan, we may need additional capital. Alternatively, we may need to raise additional funds prior to such time in order to fund more rapid expansion, to increase brand development and market awareness, to develop new or enhanced technology, to respond to competitive pressures or to establish strategic relationships. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock.

     We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, increase brand development and market awareness, develop or enhance our service offerings, respond to competitive pressures or establish strategic relationships.


OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF PROCEEDS FROM THIS OFFERING AND MAY FAIL TO USE THEM EFFECTIVELY TO GROW OUR BUSINESS.



     The net proceeds of this offering are estimated to be approximately $35.3 million. Management has allocated approximately $1.8 million of the net proceeds of the offering for repayment of debt to ITC. Our management will retain broad discretion regarding the allocation of the remainder of the net proceeds of this offering. Our management intends to use a majority of the remainder of the net proceeds for increased sales, advertising and marketing expenses. They may use the net proceeds ineffectively or for purposes with which you disagree. Management's failure to apply the proceeds effectively could impede our ability to grow our business.



OUR EXISTING SHAREHOLDERS WILL CONTROL SHAREHOLDER ACTION AFTER THIS OFFERING, AND THEY MAY VOTE THEIR SHARES IN WAYS IN WHICH YOU DISAGREE.



     Upon completion of the offering and conversion of all outstanding shares of Class A preferred stock, ITC and Warren L. Bare will beneficially own 49.3% and 18.8%, respectively, of our outstanding common stock. Mr. Bare will beneficially own 16.8% of our outstanding common stock if the over-allotment option is exercised in full. As a result, these shareholders, voting together, will possess the ability to elect all of the members of our board of directors and to approve significant corporate transactions. This control or share ownership may also have the effect of delaying or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.


OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the underwriters based on several factors. This price may vary from the market price of the common stock after this offering. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in quarterly operating results;

     - changes in financial estimates by securities analysts;

     - our announcements of significant contracts, milestones, acquisitions, strategic relationships or capital commitments;

     - additions or departures of key personnel;

     - sales of common stock or termination of stock transfer restrictions; and

     - fluctuations in stock market price and volume, which are particularly common among securities of Internet companies.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management's attention and resources.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE FOR OUR COMMON STOCK THAN EXISTING SHAREHOLDERS.



     The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding common stock and the price per share paid by existing shareholders. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by our existing shareholders will receive a material increase in the tangible book value per share. The dilution to investors in this offering will be approximately $9.72 per share. See "Dilution."


SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.


     Sales of a substantial number of shares of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our equity securities. After this offering, we will have 10,744,500 shares of common stock outstanding. The shares sold in this offering will be freely tradeable. The remaining 7,744,500 shares (7,294,500 shares if the underwriters exercise their over-allotment option in full) are "restricted shares" and will become eligible for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and conditions of Rule 144.



     In addition, ITC and Warren L. Bare have registration rights regarding the shares held by each of them at the time they exercise those rights, if ever. Currently, ITC beneficially owns 5,5000,000 shares of our common stock and Mr. Bare beneficially owns 2,025,000 shares of our common stock (1,800,000 shares if the underwriters exercise their over-allotment option in full). These registration rights will allow them to sell their shares of our common stock in the market simultaneously with any future public offerings by us of our equity securities. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results or to changes in our expectations.



     This prospectus contains market data related to our business and the Internet. This data is based on a number of assumptions and contains projections and estimates related to the Internet and the online recruiting industry. We cannot guarantee that any of the assumptions from which this data has been developed are complete or will prove to be correct. Projections, assumptions and estimates of our future performance and the future performance of our industry are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "Risk Factors" section and elsewhere in this prospectus. Actual results may differ materially or significantly from the projections and estimates. For instance, the Internet-related markets may not grow over the next three to four years at the rates projected by this market data, or at all. The failure of these markets to grow at these projected rates or the failure of any other projections or estimates to be realized may have a material adverse impact on our business and the market price of our common stock.

                                USE OF PROCEEDS


     We will receive an estimated $35.3 million in net proceeds from the sale of the 3,000,000 shares of common stock offered by us in this offering after deducting the underwriting discount and other estimated offering expenses. We will not receive any proceeds from the sale of common stock by the selling shareholders if the underwriters exercise the over-allotment option.



     The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets, and to increase our visibility in the online recruiting marketplace.



     We have no current specific plans for the majority of the net proceeds of this offering, other than to use approximately $1.8 million of the net proceeds to repay our credit facility with ITC. We currently intend to use the balance of the net proceeds to:



     - expand our sales, advertising and marketing efforts;



     - develop strategic relationships; and



     - fund working capital and other general corporate purposes.



The amount of funds that we actually use for these purposes may vary significantly based upon many factors, especially changes to our business plans and material variances in projected revenue and expenses. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade securities. See "Risk Factors -- Our management has broad discretion over use of proceeds from this offering and may fail to use them effectively to grow our business."



     The credit facility with ITC provides for advances to us of up to $3.0 million and is payable in full on the closing of this offering. Amounts outstanding under the credit facility accrue interest at an annual rate of 11%. We used the funds that we borrowed under this credit facility for working capital and other general corporate purposes.


                                DIVIDEND POLICY


     In November 1997, our predecessor company made a distribution to a corporation wholly-owned by one of our principal shareholders in the amount of $100,000. See "Related Party Transactions." We do not intend to pay any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings, if any, to finance our growth and for general corporate purposes.

                                    DILUTION


     Our net tangible book value at June 30, 1999 was approximately $(407,000), or $(0.18) per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, and divided by the number of outstanding shares of common stock. After giving effect to the conversion of all outstanding shares of Class A preferred stock, the sale of the 3,000,000 shares of common stock offered in this offering and the application of the net proceeds as set forth under "Use of Proceeds," our pro forma net tangible book value as of June 30, 1999 would have been approximately $34.8 million, or $3.28 per share. This represents an immediate increase of $3.46 in net tangible book value per share to existing shareholders and an immediate dilution of $9.72 in net tangible book value per share to investors in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................           $13.00
  Net tangible book value at June 30, 1999..................  $(0.18)
  Increase attributable to new investors....................    3.46
Pro forma net tangible book value after the offering........             3.28
                                                                       ------
Dilution per share to new investors.........................           $ 9.72
                                                                       ======


     The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and to be paid by new investors in this offering.


                                       SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                     ---------------------   ----------------------     PRICE
                                       NUMBER      PERCENT      AMOUNT      PERCENT   PER SHARE
                                     -----------   -------   ------------   -------   ---------
Existing shareholders..............    7,744,500    72.1     $  6,186,750    13.7      $ 0.80
New investors......................    3,000,000    27.9       39,000,000    86.3       13.00
                                     -----------     ---     ------------     ---
Total..............................   10,744,500     100%    $ 45,186,750     100%
                                     ===========     ===     ============     ===



     The above tables assume no exercise of outstanding stock options or warrants. As of June 30, 1999, we had outstanding options to purchase 892,000 shares of common stock at a weighted average exercise price of $1.25 per share and an outstanding warrant to purchase 416,667 shares of common stock at an exercise price of $1.50 per share. To the extent any of these options and warrants are exercised, new investors will incur further dilution.

                                 CAPITALIZATION


     The following table sets forth our capitalization at June 30, 1999: (1) on a historical basis and (2) as adjusted to give effect to our sale of 3,000,000 shares of common stock offered in this offering, the conversion of 5,404,500 shares of our Class A preferred stock into our common stock and the application of the net proceeds from the offering. See "Use of Proceeds." This table should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial data appearing elsewhere in this prospectus.



                                                                    JUNE 30, 1999
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Short-term borrowings.......................................  $ 1,630,000    $        --
Shareholders' equity:
  Class A preferred stock, $0.01 par value, 7,500,000 shares authorized, 5,404,500 shares issued and outstanding
     (actual), none outstanding (as adjusted)...............       54,045             --
  Class B serial preferred stock, $0.01 par value, 5,000,000
     shares authorized, none issued and outstanding.........           --             --
  Common stock, $0.01 par value, 45,500,000 shares
     authorized, 2,340,000 shares issued and outstanding
     (actual), 10,744,500 shares issued and outstanding (as
     adjusted)(1)...........................................       23,400        107,445
  Additional paid-in capital................................   15,920,692     51,160,692
  Accumulated deficit.......................................  (11,045,740)   (11,045,740)
  Stock warrants............................................      341,834        341,834
  Deferred compensation(2)..................................   (5,048,316)    (5,048,316)
                                                              -----------    -----------
     Total shareholders' equity.............................      245,915     35,515,915
                                                              -----------    -----------
          Total capitalization..............................  $ 1,875,915    $35,515,915
                                                              ===========    ===========


---------------

(1) Excludes 892,000 shares of common stock that were subject to outstanding options at June 30, 1999 at a weighted average exercise price of $1.25 per share and an outstanding warrant to purchase 416,667 shares of common stock at an exercise price of $1.50 per share.

(2) See note 6 to our financial statements for further information regarding deferred compensation.

                            SELECTED FINANCIAL DATA


    The following table sets forth our selected financial data as of and for our inception period (October 10, 1995 to December 31, 1995), the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997 and the year ended December 31, 1998, which have been derived from the audited financial statements of the predecessor and our audited financial statements. The selected financial data as of and for the six months ended June 30, 1998 and 1999 have been derived from our unaudited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year. The selected financial data set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and related notes and the other financial data included elsewhere in this prospectus. The weighted average shares outstanding data does not give effect to the conversion of our Class A preferred stock into our common stock. As adjusted data reflects our sale of 3,000,000 shares of common stock offered in this offering, the conversion of the Class A preferred stock into 5,404,500 shares of our common stock and the application of the estimated net proceeds from this offering.



                                     PREDECESSOR TO OUR COMPANY                                 OUR COMPANY
                              -----------------------------------------   -------------------------------------------------------
                                  FROM
                               INCEPTION                        TEN
                              (OCTOBER 10,                    MONTHS       TWO MONTHS                       SIX MONTHS ENDED
                                1995) TO      YEAR ENDED       ENDED         ENDED        YEAR ENDED            JUNE 30,
                              DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------------
                                  1995           1996          1997           1997           1998          1998          1999
                              ------------   ------------   -----------   ------------   ------------   -----------   -----------
                                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues....................    $50,754        $190,146      $124,437      $  29,591     $ 1,099,868    $   278,051   $ 2,412,955
Costs and expenses:
  Costs of revenues.........         --              --        29,390          2,906          86,963         37,539        60,255
  Marketing and selling.....         --           2,740        23,301         41,123       2,719,330        508,380     2,879,929
  General and
    administrative..........      5,073          52,105        95,967        126,268       1,714,756        667,391     1,206,506
  Stock compensation
    expense.................         --              --            --             --         205,574         32,705     4,550,588
  Depreciation and
    amortization............        516           6,842        10,099         41,912         276,706        118,083       198,242
                                -------        --------      --------      ---------     -----------    -----------   -----------
Total costs and expenses....      5,589          61,687       158,757        212,209       5,003,329      1,364,098     8,895,520
                                -------        --------      --------      ---------     -----------    -----------   -----------
Operating income (loss).....     45,165         128,459       (34,320)      (182,618)     (3,903,461)    (1,086,047)   (6,482,565)
                                -------        --------      --------      ---------     -----------    -----------   -----------
Net income (loss)...........    $45,165        $128,623      $(35,163)     $(176,392)    $(4,345,868)   $(1,078,503)  $(6,523,480)
                                =======        ========      ========      =========     ===========    ===========   ===========
LOSS PER SHARE:
Basic and diluted...........                                               $   (0.08)    $     (1.98)   $     (0.49)  $     (2.93)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted...........                                               2,200,000       2,200,000      2,200,000     2,226,444



                                                    PREDECESSOR TO
                                                      OUR COMPANY                           OUR COMPANY
                                                   -----------------   -----------------------------------------------------
                                                    AT DECEMBER 31,         AT DECEMBER 31,            AT JUNE 30, 1999
                                                   -----------------   -------------------------   -------------------------
                                                    1995      1996        1997          1998         ACTUAL      AS ADJUSTED
                                                   -------   -------   -----------   -----------   -----------   -----------
                                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $14,326   $25,973   $   853,989   $   254,937   $   202,874   $33,842,874
Working capital (deficit)........................   31,214    33,706       788,976    (3,446,422)   (1,294,844)   33,975,156
Total assets.....................................   43,030    58,550     1,922,915     2,225,180     2,881,114    36,521,114
Total debt, including current maturities.........       --        --            --     3,500,000     1,630,000            --
Total shareholders' equity (deficit).............   42,865    55,500     1,830,517    (1,967,943)      245,915    35,515,915

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     You should read the following discussion in conjunction with our financial statements and related notes, and other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements relating to our future economic performance and other financial items that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including those under "Risk Factors" and elsewhere in this prospectus.


OVERVIEW


     We provide online recruiting services to employers, recruiters and job seekers via our website. HNET, Inc., our predecessor, was founded in October 1995 and was wholly-owned by Warren L. Bare. From its inception until late 1996, HNET, Inc. derived all of its revenues from web site development consulting services. As a result of the experience that it gained during this period, HNET, Inc. identified online recruiting as an emerging industry. It launched the www.headhunter.net web site in October 1996, and began to focus on growing its online recruiting service business.



     In October 1997, HNET, Inc. entered into an investment agreement with ITC under which:



     - HeadHunters, L.L.C. was formed;



     - HNET, Inc. contributed all of its assets related to the operation of the web site in exchange for a 45% interest in HeadHunters, L.L.C.; and



     - ITC contributed $1.1 million in cash in exchange for a 55% interest in HeadHunters, L.L.C.



This transaction was accounted for as a purchase.



     In July 1998, HeadHunters, L.L.C., ITC and Warren L. Bare entered into a contribution agreement under which:



     - HeadHunter.NET, Inc. was incorporated;



     - Mr. Bare contributed all of the outstanding stock of HNET, Inc. to us in exchange for 2,200,000 shares of our common stock and 50,000 shares of our Class A preferred stock; and



     - ITC contributed its 55% interest in HeadHunters, L.L.C. to us in exchange for 2,750,000 shares of our Class A preferred stock.



This transaction was accounted for in a manner similar to a pooling of interest. As a result of this transaction, HeadHunters, L.L.C. and HNET, Inc. became our wholly-owned subsidiaries.



     We derive revenue primarily from fees paid by employers and recruiters to post a job opportunity on our web site and improve the placement of a job opportunity by purchasing our upgrade service, which elevates the position of a job opportunity in a search result. See "Business -- Our Services -- Upgrading Job Opportunities." To a lesser extent, we earn revenue from fees paid by employers and recruiters for additional services and from the sale of banner advertisements. Initially, we charged one flat fee for a combination of our services, although we did not charge employers and recruiters to post job opportunities on our web site. As a result, revenue was earned principally from a combination of upgrade fees and the sale of banner advertisements on our web site, with sales of banner advertising comprising a more significant percentage of our revenues. We modified our pricing structure effective as of August 1, 1998 and began offering upgrade services on a per job basis. As a result of this pricing change and the growth of our sales force, revenue from upgrade fees has continued to grow as a percentage of our revenues.


     On June 1, 1999, we began to charge employers and recruiters a fee to post job opportunities on our web site. Employers and recruiters can post job opportunities by paying a flat fee of approximately $20 per job opportunity for a 30-day basic listing. Employers and recruiters who want to improve the placement of their jobs in a search result in order to increase the visibility and exposure of their job opportunity can pay an additional fee. Upgrades are purchased for 30-day periods and start at $25 per job opportunity, with increases in $25 increments. We generally provide favorable pricing terms to employers and recruiters that post a significant number of job opportunities. As a result of the pricing change, the number of job opportunities on our web site decreased approximately 48% in the month of June. However, revenues earned from the remaining jobs posted on the site increased 49% during June as compared to May. We believe that job posting fees and upgrade fees will account for a substantial majority of our revenues for the foreseeable future.



     We implemented our "VIP Resume Reserve" service in April 1999. We hold all resumes in our VIP Resume Reserve for seven days before we post them for general review on our web site. The reserve also contains resumes that job seekers specifically request to remain in the reserve instead of being posted for general review. This service allows employers and recruiters to pay a quarterly or annual subscription fee to access our VIP Resume Reserve.



     We record advance billings prior to the delivery of services or the display of an advertisement as deferred revenues and recognize them as revenue ratably when the services are provided or the advertisements are displayed. At June 30, 1999, we had approximately $103,777 of deferred revenues.


     Our costs and expenses include:


     - costs of revenues, consisting of bandwidth access fees, co-location costs and Internet connection charges;



     - marketing and selling expenses, consisting primarily of salaries and commissions for sales, marketing and customer service personnel, advertising costs and other marketing-related expenses (including strategic relationship and product design costs);



     - general and administrative expenses, consisting primarily of salaries and related costs for general corporate functions, including finance and accounting personnel, software development and technical personnel, office facilities and fees for professional services; and



     - depreciation and amortization, including depreciation of computer and other equipment and amortization of goodwill.


     We have recently made significant changes to our pricing policy. Accordingly, we have an extremely limited operating history on which you can base an evaluation of our company. Thus, period-to-period comparisons of our operating results are not particularly meaningful, and you should not rely on the results for any period as an indication of our future performance. We have experienced, and expect to continue to experience, seasonality in our user traffic, with lower traffic during the summer vacation and year-end holiday periods. Because our business model is new, we do not know if our results of operations are subject to seasonal fluctuations. We believe that revenue from classified advertising and other traditional recruiting services is generally lower in the months of July, November and December because of vacation periods and holiday seasons. As the online recruiting market develops, we believe that we may experience similar seasonal patterns or discover other seasonal patterns.


     We have a history of losses and at June 30, 1999, we had an accumulated deficit of approximately $11.0 million. We expect to continue to incur losses and negative cash flow for the foreseeable future. In addition, to foster our planned growth, we expect to continue to significantly increase our operating expenses in the areas of marketing, sales and technology.


RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998



     Revenues. Our revenues increased $2.1 million, or 755%, from $278,000 for the six months ended June 30, 1998 to $2.4 million for the six months ended June 30, 1999. Revenues from job posting and upgrade fees grew from $76,000 to approximately $2.1 million. This increase primarily resulted from the pricing change that was implemented on June 1, 1999, the growth of our direct sales force from five people as of June 30, 1998 to 32 people as of June 30, 1999, and a more aggressive marketing campaign. During the same time frame, our advertising revenue grew from $202,000 to $364,000. This growth resulted from an increase in traffic to our web site over the same period last year, which enabled us to sell more banner advertisements on our web site.



     Costs of revenues. Our costs of revenues increased $22,000, or 58%, from $38,000 for the six months ended June 30, 1998 to $60,000 for the six months ended June 30, 1999. Costs of revenues increased primarily due to increased bandwidth access fees, co-location costs and Internet connection charges to accommodate the growth in user traffic and content on our web site. However, as a percentage of revenue, our costs of revenues decreased from 14% for the six months ended June 30, 1998 to 3% for the comparable period in 1999. The decrease in costs as a percentage of revenues was primarily due to economies of scale.



     Marketing and selling expenses. Marketing and selling expenses increased $2.4 million, or 472%, from $508,000 for the six months ended June 30, 1998 to $2.9 million for the six months ended June 30, 1999. Marketing expenses increased $1.3 million, or 382%, from $340,000 for the six months ended June 30, 1998 to $1.6 million for the six months ended June 30, 1999. This increase is primarily the result of aggressive advertising and marketing campaigns designed to attract more employers, recruiters and job seekers to our web site. Selling expenses increased $1.1 million, or 655%, from $168,000 for the six months ended June 30, 1998 to $1.2 million for the six months ended June 30, 1999. This increase is primarily due to the addition of 27 direct sales personnel to our sales force from June 30, 1998 through June 30, 1999, and sales management and administrative personnel hired to support our sales effort.



     General and administrative expenses. General and administrative expenses increased $533,000, or 80%, from $667,000 for the six months ended June 30, 1998 to $1.2 million for the six months ended June 30, 1999. The increase in these expenses was primarily due to the hiring of additional personnel, and accounting and professional fees incurred in connection with our year end audit and other organizational changes. We expect general and administrative expenses to continue to grow as we hire additional personnel and incur additional expenses to support the growth of our operations.



     Stock compensation expense. Stock compensation expense was $4.6 million for the six months ended June 30, 1999. During the six months ended June 30, 1999, we sold 271,167 shares of Class A preferred stock and 140,000 shares of common stock to a group of ten executive officers, key employees and directors at $1.50 per share and $2.00 per share, respectively. In accordance with Accounting Principles Board Opinion No. 25, we recognized $3.8 million in compensation expense related to the difference between the purchase price and the estimated fair value of the shares of Class A preferred stock and common stock. Further, we recognized $796,000 of compensation expense in the six months ended June 30, 1999 related to option grants.



     Depreciation and amortization. Depreciation and amortization increased $80,000, or 68%, from $118,000 for the six months ended June 30, 1998 to $198,000 for the six months ended June 30, 1999. The increase in depreciation was primarily the result of the purchase of additional capital equipment. The amortization expense remained relatively level and relates to goodwill of approximately $1.0 million created upon the formation of HeadHunters, L.L.C.


RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998; THE TWO MONTHS ENDED DECEMBER 31,
  1997; THE TEN MONTHS ENDED OCTOBER 31, 1997; AND THE YEAR ENDED DECEMBER 31, 1996

     Revenues. We generated revenues of $1.1 million for the year ended December 31, 1998, $30,000 for the two months ended December 31, 1997, $124,000 for the ten months ended October 31, 1997 and $190,000 for the year ended December 31, 1996. Our revenues consisted of upgrade fees of $462,000, $14,000, $42,000, and $0, banner advertising sales of $661,000, $16,000, $9,000 and $0, and consulting revenues of $0, $0, $52,000 and $184,000, respectively for such periods. The increase in revenues from upgrade fees and sales of banner advertising and the corresponding decrease in consulting revenues from 1996 through 1998 resulted primarily from the change from a web site development consulting business to an online recruiting business which commenced with the launch of our web site in October 1996. Our predecessor company generated revenues primarily from providing consulting services, which we no longer provide. As a result, we do not believe a comparison of our predecessor company's operating results to current operations is meaningful.

     Costs of revenues. Our costs of revenues were $87,000 for the year ended December 31, 1998, $3,000 for the two months ended December 31, 1997, $29,000 for the ten months ended October 31, 1997 and $0 for the year ended December 31, 1996. Costs of revenues grew primarily due to increased Internet connectivity and co-location expenses following the launch of our web site related to growth in content and traffic on our web site.

     Marketing and selling expenses. Our marketing and selling expenses were $2.7 million for the year ended December 31, 1998, $41,000 for the two months ended December 31, 1997, $23,000 for the ten months ended October 31, 1997 and $3,000 for the year ended December 31, 1996. The substantial increase in these expenses beginning in late 1997 relates primarily to the development of our sales force and increased advertising spending.

     General and administrative expenses. Our general and administrative expenses were $1.7 million for the year ended December 31, 1998, $126,000 for the two months ended December 31, 1997, $96,000 for the ten months ended October 31, 1997 and $52,000 for the year ended December 31, 1996. The increase in these expenses in 1998 from prior periods was primarily due to our hiring of additional personnel and accounting and professional fees incurred in connection with our previously contemplated initial public offering.

     Depreciation and amortization. Our depreciation and amortization expenses were $277,000 for the year ended December 31, 1998, $42,000 for the two months ended December 31, 1997, $10,000 for the ten months ended October 31, 1997 and $7,000 for the year ended December 31, 1996. The increase in depreciation expense in 1998 and the two months ended December 31, 1997 was primarily the result of our purchase of additional capital equipment, and the increase in amortization expense in such periods primarily relates to goodwill of approximately $1.0 million created upon the formation of HeadHunters, L.L.C.

     Other income (expense). Other income (expense) was $(442,000) for the year ended December 31, 1998, $6,000 for the two months ended December 31, 1997, $(800) for the ten months ended October 31, 1997 and $200 for the year ended December 31, 1996. The increase in other loss in 1998 was primarily the result of increased interest expense related to the warrant issued to ITC and increased outstanding balance under the credit facility with ITC.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited statement of operations data for our six most recent quarters. This quarterly information has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.



                                                              THREE MONTHS ENDED
                               --------------------------------------------------------------------------------
                               MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,     JUNE 30,
STATEMENT OF OPERATIONS DATA:    1998        1998          1998            1998          1999          1999
-----------------------------  ---------   ---------   -------------   ------------   -----------   -----------
Revenues...................    $  79,569   $ 198,482    $   392,577    $   429,240    $   828,027   $ 1,584,928
Costs and expenses:
  Costs of revenues........       18,220      19,319         26,201         23,223         25,433        34,822
  Marketing and selling....      158,549     349,831      1,220,301        990,649      1,232,352     1,647,577
  General and
    administrative.........      189,018     478,373        687,851        359,514        492,270       714,236
  Stock compensation
    expense................           --      32,705         95,113         77,756      2,861,676     1,688,912
  Depreciation and
    amortization...........       55,080      63,003         74,062         84,561         88,895       109,347
                               ---------   ---------    -----------    -----------    -----------   -----------
Total costs and expenses...      420,867     943,231      2,103,528      1,535,703      4,700,626     4,194,894
                               ---------   ---------    -----------    -----------    -----------   -----------
Operating loss.............     (341,298)   (744,749)    (1,710,951)    (1,106,463)    (3,872,599)   (2,609,966)
Other income (expense).....        7,533          11       (165,683)      (284,268)        (9,423)      (31,492)
                               ---------   ---------    -----------    -----------    -----------   -----------
Net loss...................    $(333,765)  $(744,738)   $(1,876,634)   $(1,390,731)   $(3,882,022)  $(2,641,458)
                               =========   =========    ===========    ===========    ===========   ===========



     Our quarterly revenue and results of operations may fluctuate significantly from quarter to quarter, which may cause the price of our common stock to fall substantially if they do not match the expectations of investors or securities analysts. Factors which may cause these fluctuations include:



     - changes in the demand for our service offerings;



     - the cancellation of significant numbers of customer accounts;



     - changes in our pricing policies or those of our competitors;



     - the introduction of additional, or enhancement of existing, service offerings by us or our competitors;



     - seasonal trends in user traffic;



     - the hiring cycles of employers; and



     - the impact of acquisitions of businesses or technologies.


LIQUIDITY AND CAPITAL RESOURCES


     From our inception until November 1997, we financed our operations primarily through revenue generated from providing web site development consulting services. Since November 1997, we have financed our operations and capital needs principally from an equity investment by and borrowings from ITC. In January 1999, we agreed to convert $3.5 million of outstanding principal under a revolving credit facility with ITC into 2,333,333 shares of our Class A preferred stock and terminated that credit facility. At that time, we also paid in cash approximately $100,100 of accrued and unpaid interest under the facility. On January 28, 1999, we entered into another loan and security agreement with ITC under which ITC provides a revolving line of credit of up to $3.0 million. As of June 30, 1999, the outstanding balance borrowed against the line of credit facility was $1.6 million, with remaining available borrowings of $1.4 million. All outstanding amounts under this new facility will be repaid at the closing of this offering and the facility will terminate. See "Use of Proceeds." In addition, during the quarter ended March 31, 1999, some of our officers and directors purchased approximately $400,000 of our Class A preferred stock, and during the quarter ended June 30, 1999, some of our officers and directors purchased approximately $280,000 of our common stock. As of June 30, 1999, we had approximately $203,000 in cash.



     Net cash used in operating activities was $2.0 million for the six months ended June 30, 1999 and $3.6 million for the year ended December 31, 1998. Net cash used in operating activities primarily consisted of the net loss for the periods and increases in accounts receivable.



     Capital expenditures were approximately $393,000 for the six months ended June 30, 1999 and $434,000 for the year ended December 31, 1998. The majority of the capital purchases relate to telecommunications and computer equipment to build our network infrastructure and office furniture to accommodate our increased personnel. We currently have no material commitments for capital expenditures other than in the ordinary course of business.



     We have incurred losses and negative cash flows from operations since inception as a result of efforts to build out our network infrastructure, increase staffing, and develop our systems. We currently estimate that our working capital generated from operations and the net proceeds of the offering will be sufficient to meet our anticipated operating and capital expenditure needs for at least the next 12 months. After this period of time, we may need to seek to raise additional funds through borrowings or the issuance of equity or debt securities.


     Our ability to grow will depend in part on our ability to expand and improve our Internet operations, the effectiveness of our sales and marketing efforts, and our customer support capabilities. We may need to raise additional funds in order to take advantage of new opportunities, to react to unforeseen difficulties or to otherwise respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences or privileges senior to those of our common stock.

YEAR 2000 READINESS DISCLOSURE

     The year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000, such as the inability of such computer systems to properly recognize date-sensitive data resulting in the creation of erroneous information or system failure. These problems generally arise from the fact that most computer hardware and software has historically used only two digits to identify the year in a date, often meaning that the computer will recognize a code of "00" as the year 1900 rather than the year 2000.


     Our business could suffer if the systems on which we depend to conduct our operations are not year 2000 ready. Our potential areas of exposure include:



     - information technology, including computers, software and systems that we have developed internally or purchased or licensed from third parties, such as our billing system and accounts receivable system, and software that manages our web site content and usage;



     - non-information technology, including telephone systems and other equipment that we use internally; and



     - external, third party systems, particularly the systems that comprise the Internet and those products and services that allow our users to access the Internet.



     If our production and operational systems that support our web site are not year 2000 ready by December 31, 1999, our services may become unavailable to visitors to our web site.

  State of Readiness


     To address our year 2000 issues we have formed a Program Office consisting of three members, which has overall responsibility and authority for our year 2000 plan and which reports periodically to our board of directors about our progress towards achieving year 2000 readiness.



     Our overall plan to achieve year 2000 readiness includes the following phases with respect to our information technology and non-information technology systems:



     - assessment of repair requirements, which includes creating awareness of the issue throughout our company and assessment of all systems, significant business processes and external interfaces and dependencies;



     - remediation, which includes updating or modifying systems which are identified as critical to our efforts to become year 2000 ready;



     - testing of systems which have been altered or replaced as part of our efforts to become year 2000 ready; and



     - contingency planning.


     We have substantially completed our assessment phase, including the determination of whether the system we were reviewing was:


     - internally developed;



     - a third party system critical to our operations; or



     - a non-critical system or piece of software or hardware.



     We believe that we are approximately 80% complete with the remediation phase of our plan with respect to our critical internal information technology systems, and 50% complete with respect to our non-critical information technology systems and non-information technology systems. We consider any information technology systems to be "critical" if the failure of such system would result in a significant portion of our users being unable to access our web site, or prevent us from billing customers. We currently expect to substantially complete our remediation efforts regarding all of our systems by the end of the third quarter of 1999.



     We have made a substantial start with the testing phase of our year 2000 plan, but estimate that we are less than 50% complete with all testing that we intend to conduct with respect to all of our critical information technology and non-information technology systems. We currently anticipate that we will complete our testing phase with respect to all of our critical information technology and non-information technology systems prior to October 31, 1999.



     During the course of our year 2000 plan, we reviewed publicly available disclosures and in some cases have requested written certification from the third parties who provide hardware and software that comprise our critical information technology systems or who operate third party systems on which we rely. We are currently evaluating the publicly available information and the responses we have received so far and, where appropriate, requesting additional information. Approximately 40% of all of our third party vendors and providers have indicated that their hardware, software or systems are, or will be, year 2000 ready. We are currently working with some vendors and providers to further evaluate possible year 2000 readiness issues and to determine the expected completion dates of their year 2000 readiness plans. Some examples of the types of critical third party vendors and providers are companies that host our servers and companies that provide us with connections to the Internet. If any of these critical third party vendors or providers fail to address timely any year 2000 issue, we could lose our connection to the Internet, or our users could have reduced access to our web site.



     In general, we are vulnerable to a significant supplier's or vendor's inability to remedy its own year 2000 issues. We cannot assure you that the components of our information technology systems provided by third parties, or the external third party systems on which we rely, will be year 2000 ready in a timely manner.

     We have not entered into any material contracts with external contractors to complete our year 2000 plan. We expect to engage consultants to assist our efforts in the remediation, testing and contingency planning phases of our year 2000 plan.



  Costs



     At June 30, 1999, we had incurred approximately $6,900 in costs associated with the year 2000 issue and the implementation of our year 2000 plan. We expect that we will incur at least $300,000 in additional year 2000 expenses during the remainder of 1999, of which approximately $190,000 will be used to purchase back-up servers, software and other equipment and $20,000 will be paid to a consultant that we intend to engage in the third quarter of 1999.



     To date, we have not incurred any material expenses in connection with our assessment, remediation or testing of our program to achieve year 2000 readiness. We expense as incurred all costs associated with our year 2000 compliance program.


  Risks

     Our failure to correct a material year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, we perceive that our most reasonably likely worst case scenario related to the year 2000 is associated with potential concerns with third party services or products.


     In order for users to access our web site through the Internet, we are dependent upon Internet service providers, providers of telecommunication and data services, government agencies, utility companies, and other third party service providers over which we can assert little control. If any of these entities fail to correct their year 2000 issues, our users may be unable to access our web site, and our operations would suffer. We also have not identified any business activity that we believe will suffer a material disruption as a result of a year 2000 related event. See "Risk Factors -- We face risks related to year 2000 failures, which could increase our liabilities or expenses."


  Contingency Plans


     We are currently developing and reviewing our contingency plans with respect to our critical information technology and non-information technology systems. As part of our contingency plans we expect to implement redundant systems for our critical information technology systems. We do not currently have a contingency plan to deal with what we reasonably believe will be our most likely worst case scenario. We intend to complete development of our contingency plans by the end of the third quarter of 1999. As noted above, we have not identified any specific business activity that we believe will be materially at risk of significant year 2000 related disruptions. As we identify specific risks to our operations, we plan to develop contingency plans to address such risks.



     The estimates and conclusions included in this discussion contain forward-looking statements and are based on our management's best estimates of future events. Our expectations about risks, future costs and the timely completion of our required year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from our above discussion. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential year 2000 issues and the ability of third parties to address their year 2000 issues. The discussion above is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998, however, compliance with this act does not preclude any claims against us that arise under the federal securities laws.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     We believe our exposure to market risks is immaterial. We hold no market risk sensitive instruments for trading purposes. At present, we do not employ any derivative financial instruments, other financial instruments or derivative commodity instruments to hedge any market risks and we do not currently plan to employ them in the future.

RECENT ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments -- including derivative instruments embedded in other contracts -- and for hedging activities. Adoption of this statement is not expected to have a material impact on our financial statements.



     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of costs of internal-use software. Adoption of this statement is not expected to have a material impact on our financial statements.

                                    BUSINESS


OVERVIEW OF OUR BUSINESS


     We provide a leading online recruiting service to employers, recruiters, and job seekers via our web site at www.headhunter.net. Our web site enables employers and recruiters to advertise job opportunities and review resumes and enables job seekers to identify, research and evaluate a broad range of job opportunities. We believe that we provide a superior online recruiting service to employers, recruiters and job seekers based on the benefits our service provides to each of them.


     Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Customer Satisfaction," "Quality" and "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries, including sites such as Monster.com, HotJobs.com and CareerBuilder.com.



THE MARKET OPPORTUNITY FOR ONLINE RECRUITING



     Based on an industry source, we estimate that businesses in the United States spent approximately $11 billion on recruitment advertising during each of the past two years. We believe that factors such as the increasing labor shortage and employee turnover are forcing employers to increase spending for recruiting efforts in order to maintain and grow their workforce.



     The Internet has emerged as a global mass communications medium enabling millions of people worldwide to share information, communicate and conduct business electronically. Forrester Research projects that the number of U.S. households with Internet access will grow from 24.5 million at the beginning of 1998 to 52.8 million by the end of 2003. This growth is a result of several factors, including the continued increase in personal computer use in the home and at the office, the development of easier and faster ways to access the Internet, and the increase in information, services and capabilities provided on the Internet.


     We believe that the demand for recruiting services generally, coupled with the rapid increase in online users, has made the Internet an attractive medium for online recruiting. Forrester Research estimates that the size of the online recruiting market will increase from $105 million in 1998 to $1.7 billion by 2003. We believe that online recruiting has a number of advantages over traditional means of recruiting and job searching because it:

     - is interactive, allowing immediate links to additional information;

     - provides information about local and geographically dispersed job seekers and job opportunities;

     - allows employers, recruiters and job seekers to conduct more focused searches;

     - allows employers, recruiters and job seekers to research and gather information anonymously;

     - is more cost-effective; and

     - is accessible at any time by employers, recruiters and job seekers.


     As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. As the demand for online recruiting services expands, we believe employers and recruiters will increasingly deploy their online recruiting efforts in the most efficient manner possible. Currently, employers and recruiters advertising job opportunities across several geographic regions or industries are likely to post these job opportunities on multiple recruiting web sites. Each web site offers these employers or recruiters different services and varying degrees of control to manage their online recruiting. As a result, they must spend significant time and resources to manage numerous relationships and understand various technologies and posting processes. We believe that employers and recruiters will increasingly utilize those online recruiting services that enable them to access a large number of job seekers and exercise a high degree of control over the exposure of their job opportunities.

THE HEADHUNTER.NET SOLUTION

     We believe that we provide a superior online recruiting service to employers, recruiters and job seekers by providing them a wide array of benefits. These include the following:


     A Large Number of Qualified Job Seekers. We believe that employers and recruiters consider access to a large number of qualified job seekers a critical factor in determining which online recruiting service to use. Our online recruiting service attracts a large number of job seekers. During June 1999, our web site averaged over 100,000 users and more than 1.2 million page views per business day. Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries. In addition, based on Media Metrix statistics for June 1999, our web site rated first in terms of average unique pages viewed per user, average minutes spent per user on the site and return traffic, when compared to web sites that feature job opportunities from multiple industries.


     Employers and Recruiters Can Improve the Placement and Increase Exposure of Their Job Opportunities. Due to the breadth of job opportunities posted on our web site, a single focused job search can return numerous job opportunities on several pages. In order to enhance the visibility of their job opportunities, we enable employers and recruiters to improve their placement in a search result by purchasing upgrades. We list job postings in a search result according to the amount of upgrade fees paid for each job opportunity. The higher the upgrade fee paid for a job opportunity, the closer to the top of the list it appears in a search result. Our data shows that job seekers view upgraded job opportunities more than twice as often as those not upgraded. These upgrades are purchased in 30-day increments for an additional fee and can be increased at any time. We believe these upgrade services provide employers and recruiters with a high degree of flexibility to manage their online recruiting needs.


     Employers and Recruiters Can Track, Measure and Analyze Results of Their Online Recruiting Efforts. We provide employers and recruiters with information in their monthly billing statement regarding the number of times (1) each of their job opportunities was retrieved by a job search, (2) the page containing each of their job opportunities was viewed, (3) job seekers viewed more information online about their job opportunities, and (4) job seekers responded online to their job opportunities. Employers and recruiters may also access current information through our web site regarding click-throughs and responses and can use this information to frequently evaluate the results of each job opportunity posted and to better manage their online recruiting needs.


     Breadth of Job Opportunities Available on Our Web Site. We enable employers, recruiters and job seekers to fulfill their recruiting and job search needs through a single web site. Our web site provides information regarding a large number of geographically diverse job opportunities representing a wide variety of industries and occupations. We provide access to job opportunities posted by recruiters, as well as employers, which increases the breadth of available job opportunities.


     Ease of Use and Functionality of Our Web Site. We make the process of posting job opportunities and searching for jobs on our web site easy and fast. Based on data compiled by interbiznet.com, our web site ranked first in terms of "Ease of Use of the Posting Process" among recruiting web sites that feature job opportunities from multiple industries. Employers and recruiters can post job opportunities and instantly update them online, eliminating delays associated with paperwork and telephone or facsimile confirmations. This allows employers and recruiters to better manage their online recruiting needs because they can post job opportunities quickly and adjust them at any time.


     Advanced Search Capabilities On Our Web Site. We believe we provide employers, recruiters and job seekers with the most extensive searching capabilities in the online recruiting industry, allowing them to conduct more efficient and focused searches. Employers and recruiters can search resumes and job seekers can search job opportunities using a wide array of search criteria including keyword, job type, education, geographic location and compensation.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of online recruiting services to employers and recruiters. The key elements of our strategy to accomplish this objective include the following:

     Increase Awareness of the HeadHunter.NET Brand. We plan to increase awareness of the HeadHunter.NET brand through an aggressive marketing campaign that combines online and traditional advertising, direct marketing and strategic relationships. Building the HeadHunter.NET brand is important to our success because we believe it will increase the number of job seekers using our online recruiting service and, as a result, we believe that employers and recruiters will be more willing to use our services. We also believe that increasing the awareness of our brand among employers and recruiters will increase the effectiveness of our sales efforts. We plan to use a significant portion of the proceeds from this offering to support our branding efforts.

     Aggressively Expand Our Sales Force. We plan to rapidly expand our direct sales and telesales efforts by increasing the size of our existing sales force in Atlanta and Chicago and opening additional sales offices in major metropolitan areas, such as Boston, Dallas, Los Angeles, New York City, San Francisco and Washington, D.C., in order to further penetrate those markets. We believe that local market presence gives us a better understanding of that market's particular recruiting needs.


     Enhance Web Site Functionality. We believe that our web site currently provides an easy, efficient and cost-effective method of conducting online recruiting. Employers and recruiters can post job opportunities and update or change them in real-time. We intend to add enhancements that increase the functionality of our web site for employers and recruiters. Additionally, we intend to enhance the design and functionality of our web site so that job seekers can conduct faster, more focused and more accurate searches.


     Develop Alternative Channels of Distribution Through Strategic Relationships. We have entered into and continuously evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the HeadHunter.NET brand, and provide marketing and promotional opportunities. For example, we plan to establish strategic relationships with industry specific web sites.

     Pursue Strategic Acquisitions of Complementary Businesses and
Technologies. We plan to evaluate possible acquisitions of complementary businesses, products and technologies. We will explore acquisition or investment opportunities if we believe they will enable us to accelerate our growth, add new content, develop new technologies or penetrate new markets. We do not currently have any commitments or understandings for any acquisitions or investments.

OUR SERVICES

     We offer three paid services, which enable employers and recruiters to: (1) post job opportunities; (2) upgrade job postings; and (3) access recently submitted or reserved resumes. We also allow job seekers to post their resumes and access our database of job opportunities free of charge.

  Services to Employers and Recruiters.


     Posting Job Opportunities. Employers and recruiters post job opportunities on our web site for a minimum of 30 days. They can post job opportunities and instantly update, change or remove them online without delay. Each job posting is available to the large number of qualified job seekers who use our web site and is also cross-posted to other web sites with which we have relationships. Employers and recruiters who post job opportunities with us can access statistics online regarding the number of times users viewed additional information online about each job opportunity and the number of online responses to each job opportunity. Employers and recruiters use this information to quickly evaluate the results of any posted job opportunity. They can also receive online applications from job seekers who respond to job opportunities posted on our web site.

     Upgrading Job Opportunities. Due to the breadth of job opportunities on our web site, a single focused job search can return numerous job opportunities on several pages. In order to enhance the visibility of their job opportunities, we enable employers and recruiters to improve their placement in a search result by purchasing upgrades. We list job postings in a search result according to the amount of upgrade fees paid for each job opportunity. The higher the upgrade fee paid for a job opportunity, the closer it appears to the top of the list in a search result. Our data shows that job seekers view upgraded job opportunities more than twice as often as those not upgraded. These upgrades are purchased in 30-day increments for an additional fee and can be increased at any time. We believe this service provides employers and recruiters with a high degree of flexibility to manage their online recruiting needs.

     VIP Resume Reserve. We hold all resumes in our VIP Resume Reserve for seven days before we post them for general review on our web site. The reserve also contains resumes that job seekers specifically request to remain in the reserve instead of being posted for general review. Employers and recruiters can purchase access to our VIP Resume Reserve for periods of three months or one year for an additional fee.


  Account Options for Employers and Recruiters.


     Employers and recruiters can purchase our services through one of the following accounts:


     - EaseEPost. EaseEPost allows employers and recruiters immediate access to any of our services online using a credit card. This completely automated account is designed for employers and recruiters with occasional recruiting needs. Employers and recruiters pay a monthly fee for job postings and upgrades, and an annual or quarterly fee for access to the VIP Resume Reserve.


     - Reach Hire. Reach Hire provides employers and recruiters with a package of services tailored to meet their needs. This service is designed for employers and recruiters that regularly post multiple job opportunities on our web site. Reach Hire participants receive monthly billing statements containing statistical information that they can use to track and measure the success of their online recruiting efforts. In addition, we provide Reach Hire participants with a link from their job posting to their web site, so that job seekers can easily click-through for more information about them. Employers and recruiters using this service may also establish company profiles containing key information about them, which job seekers may access from a job posting. Through our Reach Hire service, employers and recruiters can also establish job banks listing all of their job opportunities posted on our web site. In addition, they can automatically post a large number of job opportunities on our web site at one time. Reach Hire participants pay a negotiated monthly fee for the package of services they choose.

  Services to Job Seekers.

     Job seekers may post their resumes and conduct searches free of charge. We believe this attracts a large number of job seekers who explore, evaluate and compare job opportunities on our web site, making our web site a valuable tool for employers and recruiters to reach job seekers. Job seekers can also request that we hold their resume in the VIP Resume Reserve to be viewed only by those employers and recruiters who choose to purchase that service. We offer an online monthly newsletter called CareerBytes, which provides online career advice and information for job seekers.


OUR CUSTOMERS



     Our customers are employers and recruiters who have a large number of geographically dispersed job opportunities representing a wide variety of industries and occupations. At June 30, 1999, over 4,200 employers and recruiters were paying for our online recruiting services. Our customers have month-to-month accounts and typically do not sign long-term agreements for our services. No single customer accounts for 5% or more of our revenues.

OUR SALES FORCE AND SUPPORT SERVICES



     As of June 30, 1999, we employed 32 full-time sales personnel located in Atlanta and Chicago. We plan to rapidly expand our direct sales and telesales efforts by increasing the size of our existing sales force in Atlanta and Chicago and opening additional sales offices in major metropolitan areas, such as Boston, Dallas, Los Angeles, New York City, San Francisco and Washington, D.C., in order to further penetrate those markets.


     Our sales force engages in a blend of direct sales and telesales to reach prospective employers and recruiters. We work closely with employers and recruiters in order to customize service packages to meet their online recruiting needs. By taking a consultative approach, we believe that we are able to build and maintain stronger relationships with the employers and recruiters that utilize our services. The majority of our sales to date have been through telesales. Telesales is an effective sales method because our sales representatives and prospective customers can simultaneously view our web site while our sales representatives explain and demonstrate its use and features. Because we believe that local market presence gives us a better understanding of that market's particular recruiting needs, we plan to place a greater emphasis on direct sales as we increase the number of our sales personnel and open new sales offices.

     We believe that one of the most important services our sales personnel provides to employers and recruiters is ongoing consulting services. Our sales staff consults regularly with employers and recruiters to customize our service offerings to meet their recruiting needs. We compensate our sales personnel for maintaining and expanding relationships with the employers and recruiters who already use our web site.

     We believe that our support services are a key component in attracting and retaining employers, recruiters and job seekers. We solicit questions and feedback from employers, recruiters and job seekers who use our web site, and our support staff responds by e-mail to inquiries concerning technical aspects of our web site and service offerings. We also provide telephone support to employers and recruiters regarding our service offerings, billing and technical aspects on our web site.

ADVERTISING AND MARKETING

     Our advertising and marketing strategy is designed to establish www.headhunter.net as the leading recruiting web site. We use multiple channels to advertise, market and promote our web site, including online advertising, traditional advertising and direct marketing. We plan to use a significant portion of the proceeds of this offering to increase our advertising and marketing efforts through each of these channels. See "Use of Proceeds."

  Online Advertising

     We advertise online to increase market awareness of the HeadHunter.NET brand. We advertise on web sites of major Internet content providers, including America Online, AltaVista, Lycos, Excite and GoTo.com, that enable us to target potential job seekers and allow them to click-through to www.headhunter.net. We also purchase keyword targeted banners and permanent buttons or links to our web site whenever they are available at reasonable rates. Generally, our agreements to purchase advertising are short-term and we receive a guaranteed number of banner advertisement impressions for a fixed fee.

  Traditional Advertising

     We believe that traditional advertising is also an effective means of increasing awareness of the HeadHunter.NET brand and attracting employers, recruiters and job seekers. Our traditional advertising efforts have included:

     - advertisements in recruitment magazines, information technology consumer magazines and specialty newspapers;

     - advertisements on billboards and truck and bus exteriors; and

     - radio traffic report sponsorships.


     Having run successful pilot programs in targeted metropolitan areas, we plan to expand our billboard advertising and radio traffic report sponsorships in these and other metropolitan markets later this year. We also plan to run television advertisements in various markets later this year.


  Direct Marketing

     Our direct marketing efforts include direct mail, fax and e-mail campaigns aimed at human resources executives, recruiters and recruitment advertising agencies. We also publish two monthly newsletters via e-mail, CareerBytes for job seekers and Hireadigm for employers and recruiters. In addition, we actively market at trade shows, job seminars and career fairs to reach employers and recruiters and inform them of the benefits of our web site.


OUR TECHNOLOGY AND WEB SITE MANAGEMENT


     We use an internally developed software system that is scalable and specifically designed to support a high volume of web site traffic and searches, as well as immediate additions, modifications and deletions of job opportunities and resumes. We deliver content from our web servers to the Internet via leased high speed telecommunications lines from Pentium-based servers installed at multiple locations. We contract co-location services from third party providers. We maintain location redundancy such that in the event one location experiences service interruption, the delivery speed of our web site will not be significantly impacted.

     We route requests for information from our web site to the closest server with available capacity. This architecture balances the user load across diverse geographic locations and provides fault tolerance. We route requests for information away from any location that may be suffering from a network outage. This architecture allows our web site to remain available 24-hours-a-day, seven-days-a-week. If any server needs routine maintenance, we can temporarily route requests for information to alternate servers.

     We distribute job opportunities and resumes submitted to our web site to all of our servers simultaneously, using an internally developed proprietary technology. This technology is essential to maintaining consistency across a collection of geographically dispersed parallel servers while still providing employers, recruiters and job seekers with immediate access to new and changing job opportunities and resumes.


OUR COMPETITION



     The market for online recruiting services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new web sites and add content at relatively low costs within relatively short time periods. We expect competition to persist and intensify and the number of competitors to increase significantly in the future. We compete against other online recruiting services, such as Monster.com, HotJobs.com, CareerBuilder.com, Career Path and Career Mosaic, as well as corporate Internet sites, and not-for-profit web sites operated by individuals, educational institutions and governments. In addition to this online competition, we compete against a variety of companies that provide similar content through one or more media, such as classified advertising, radio and television. Many of our current and potential competitors, including those mentioned above, have significantly greater financial, technical and marketing resources, longer operating histories, better name recognition and more experience than we do. Many of our competitors also have established relationships with employers, recruiters and other job posters.


     To compete successfully, we must attract more employers, recruiters and job seekers, and generate fees. The competitive factors attracting employers, recruiters and job seekers to our web site include the quality of presentation and the relevance, timeliness, depth and breadth of recruiting information and services offered on, and the ease of use of, our web site. The competitive factors also include, among others, the fees charged to list job opportunities, the cost of upgrades and other services and the cost and accessibility of similar services through the Internet or competing media. Our competitors' services may be sufficiently attractive to employers, recruiters and job seekers to dissuade them from using our web site. If we are unable to attract a significant number of employers, recruiters and job seekers to our web site, our business, financial condition and results of operations will suffer.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES


     There is an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. See "Risk Factors -- We may become subject to burdensome government regulation, which may add additional costs to operating our business on the Internet or decrease demand for our services."


     Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of its users, these programs may not conform to any regulations adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect the activities of businesses that engage in data collection from users in European Union member countries.

     Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Although we have applied to register "HeadHunter.NET" as a trademark, third parties may bring claims for infringement against us for the use of this trademark. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

     Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in Atlanta, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

INTELLECTUAL PROPERTY

     Our success and ability to compete depends significantly on our internally developed proprietary technology and on our brand and marks. We rely upon trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties to establish and protect our proprietary rights. We have obtained a federal registered mark for "HeadHunters," and we have a pending federal trademark application for "HeadHunter.NET." We have also made U.S. patent applications on our proprietary variable pricing program. We cannot assure you that any of our trademark registrations or patent applications will be approved or granted or, if granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. If our registration of HeadHunter.NET is not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we will be able to enter into arrangements on commercially reasonable terms to allow us to continue to use that trademark.


     In addition, we seek to protect our proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights if there is any unauthorized use or disclosure of our proprietary information or if our employees, consultants, advisors or others fail to maintain the confidentiality of our proprietary information. We also cannot assure you that our proprietary information will not otherwise become known, or be independently developed, by competitors. See "Risk Factors -- We may not be able to protect and enforce our intellectual property rights, which could result in the loss of our rights, loss of business or increased costs."


EMPLOYEES


     As of June 30, 1999, we had 78 full-time employees, most of whom are based at our executive offices. Of these employees, 52 are in sales and marketing, 15 are in technology and operations and 11 are performing general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good.


FACILITIES


     Our executive offices are located in Norcross, Georgia, at 6410 Atlantic Boulevard. We believe that our current executive office space will be adequate for our needs for the remainder of 1999. We are currently evaluating lease options for additional executive office space to accommodate our needs after 1999. We also sublease office space in Chicago, Illinois, and we plan to evaluate lease options for additional office space to expand our direct sales and telephone sales efforts in select major metropolitan markets. See "Related Party Transactions."


LEGAL PROCEEDINGS

     We are not currently a party to any legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table sets forth specific information regarding our executive officers, key employees and directors as of the date of this prospectus:


NAME                                   AGE    CLASS(1)                       POSITION
----                                   ---    ---------                      --------
William H. Scott, III(2).............  52        III       Chairman of the Board and Director
Robert M. Montgomery, Jr.............  41          I       President, Chief Executive Officer and
                                                           Director
Warren L. Bare.......................  34        III       Vice Chairman of the Board and Director
Mark W. Partin.......................  31         --       Chief Financial Officer and Assistant
                                                           Secretary
Judith G. Hackett....................  39         --       Senior Vice President -- Marketing
James R. Canfield....................  40         --       Vice President of Sales
C. Eric Presley......................  32         --       Vice President of Technology
Mark W. Fouraker.....................  37         --       Vice President of Operations
Burton B. Goldstein, Jr.(2)(3).......  51          I       Director
Donald W. Weber(3)...................  62         II       Director
J. Douglas Cox(3)....................  48         II       Director
Michael G. Misikoff(2)...............  46          I       Director
Kimberley E. Thompson................  41         II       Director and Secretary


---------------
(1) Class II term expires at the annual meeting of shareholders in 2000, Class III term expires at the annual meeting of shareholders in 2001, and Class I term expires at the annual meeting of shareholders in 2002.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     William H. Scott, III has served as a director of HeadHunter.NET since October 1997 and became Chairman of the board of directors in July 1998. Since December 1991, Mr. Scott has served as President of ITC Holding Company, Inc., a diversified telecommunications and technology holding company and principal shareholder of HeadHunter.NET, and has served on its board of directors since May 1989. Mr. Scott serves as a director of Powertel, Inc., a wireless telecommunications services company; KNOLOGY Holdings, Inc., a broadband telecommunications services provider; Mindspring Enterprises, Inc., an Internet service provider; ITC'DeltaCom, Inc., a regional telecommunications services provider; Innotrac Corporation, a provider of customized technology-based marketing and support services; and nFront, Inc., a provider of full-service Internet banking solutions for community banks.

     Robert M. Montgomery, Jr. has served as a director of HeadHunter.NET since January 1998, our President since January 1999 and our Chief Executive Officer since March 1999. Since 1992, Mr. Montgomery has served as a Vice President of ITC Holding Company, Inc. In 1991, Mr. Montgomery founded InterCall, Inc., a teleconferencing company and a wholly-owned subsidiary of ITC Holding Company, Inc., and served as its President and Chief Executive Officer until April 1999. From 1993 to April 1999, Mr. Montgomery has served as Chairman of the Board and a director of InterCall's United Kingdom division. From 1986 to 1991, Mr. Montgomery served in various capacities with Telecom USA (which was purchased by MCI Communications Corp.), including President of the Conference Calling Division. Currently, Mr. Montgomery serves as a director of InterCall, Inc.

     Warren L. Bare founded HeadHunter.NET in October 1995 and has served as a member of our board of directors since inception. Mr. Bare has served as our Vice Chairman of the board since March 1999 and currently serves as a consultant to HeadHunter.NET. From October 1995 to January 1999, Mr. Bare served as our President and from October 1995 to March 1999, Mr. Bare served as our Chief Executive Officer. From 1992 to October 1995, Mr. Bare served as the Director of Technology at United Systems,

Inc., an Atlanta-based software development and consulting company. Prior to 1992, Mr. Bare held management and technical positions at Progress Software Corporation and Computer Advisory Services.

     Mark W. Partin has served as our Chief Financial Officer and Assistant Secretary since May 1999. From 1997 to 1999, Mr. Partin served as Vice President of Finance at Sunchoice Medical Supply, Inc., a national medical supply company. From 1995 to 1997, Mr. Partin was controller/director of mergers and acquisitions for Williams Group International, a diversified holding company. From 1991 to 1995, Mr. Partin worked in the audit and operational consulting divisions of Arthur Andersen LLP. Mr. Partin is a certified public accountant.

     Judith G. Hackett has served as our Senior Vice President -- Marketing since May 1998. From 1995 to 1998, Ms. Hackett was the Senior Vice
President -- Advertising and Marketing with TBS Superstation, Inc., a national cable network. From 1994 to 1995, Ms. Hackett was General Marketing Manager and Creative Director of a CBS affiliate television station, WOIO in Cleveland, and from 1988 to 1994 she served as its Creative Services Director while it was part of the FOX broadcasting network.

     James R. Canfield has served as our Vice President of Sales since September 1998. From May 1998 to August 1998, Mr. Canfield served as Vice President of Sales and Marketing for Abaxis, Inc., a manufacturer of point-of-care blood analyzers. From December 1994 to May 1998, Mr. Canfield served in various positions, including Director of Sales, Director of Marketing, Vice President of Sales and Marketing Idexx Informatics, and Vice President/General Manager Idexx Veterinary Services at Idexx Laboratories, Inc., a manufacturer and distributor of animal health diagnostic products. From December 1989 to December 1994, Mr. Canfield served as Area Manager Microscan Division, Area Vice President Baxter Diagnostics and Region Vice President Baxter Distribution for Baxter Healthcare Corporation, a multinational medical products company.

     C. Eric Presley has served as our Vice President of Technology since October 1998. From December 1997 to April 1998, Mr. Presley served as our Manager of Technology and from April 1998 to October 1998, he served as our Director of Technology. From 1993 to 1997, Mr. Presley held several positions at Advance Technology Corporation, a technology solutions provider, including Senior Consultant and System Architect. From 1988 to 1993, Mr. Presley was Lead Developer at Northern Telecom Limited, a global communications network solutions provider.

     Mark W. Fouraker has served as our Vice President of Operations since October 1998. From April 1998 to October 1998, Mr. Fouraker served as our Director of Operations. In 1989, Mr. Fouraker co-founded Advance Technology Corporation and, from that time until April 1998, he held several positions there including Director of Systems Architecture, Vice President of Operations and Director of Information Technology. From 1988 to 1989, Mr. Fouraker served as Manager of Technical Services for Canada Dry/ Sunkist, a diversified soft drink company. From 1985 to 1988, Mr. Fouraker was an Information Systems Coordinator with the Georgia Institute of Technology.


     Burton B. Goldstein, Jr. has served as a director of HeadHunter.NET since July 1998. Mr. Goldstein is currently President of netWorth Partners, LLC, an Internet venture capital fund. Mr. Goldstein co-founded Information America, Inc., an online information services company in 1982, and served as its President from November 1982 to June 1998. From 1996 until June 1998, Mr. Goldstein served on the executive committee of West Group, a division of The Thomson Corporation, an information and publishing company. Mr. Goldstein serves as a director of Tunes.com. Inc., an online music network.


     Donald W. Weber has served as a director of HeadHunter.NET since July 1998. Since 1997, Mr. Weber has been a consultant and private investor. Since 1995, Mr. Weber has served as a director of ITC Holding Company, Inc.. From 1993 to 1997, Mr. Weber served as President and Chief Executive Officer of ViewStar Entertainment Services, Inc., a digital satellite services company. From 1987 to 1991, Mr. Weber held various executive positions, including President and Chief Executive Officer, at and served as a director of Contel Corporation, a telecommunications company. Currently, Mr. Weber serves as a director of Powertel, Inc., Pegasus Communications Corporation, a media and communications company, KNOLOGY Holdings, Inc., and HIE, Inc., a health care software provider.

     J. Douglas Cox has served as a director of HeadHunter.NET since October 1997. Since September 1997, Mr. Cox has served as Senior Vice
President -- Corporate Development of ITC Holding Company, Inc. He has also served as Chief Financial Officer and Vice President (Finance) of ITC Holding Company, Inc. and several of its subsidiaries beginning in March 1987. From 1980 to 1987, Mr. Cox was a partner in the accounting firm of Cox & Rumsey, Certified Public Accountants. From 1972 to 1979, Mr. Cox was employed by Arthur Andersen & Co., specializing in regulated industries.

     Michael G. Misikoff has served as a director of HeadHunter.NET since May 1999. Since February 1999, Mr. Misikoff has also served as a consultant to HeadHunter.NET. From January 1995 to February 1999, Mr. Misikoff served as Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Mindspring Enterprises, Inc. From January 1992 to December 1994, Mr. Misikoff was the acting Chief Financial Officer and a director of InterCall, Inc.

     Kimberley E. Thompson has served as a director of HeadHunter.NET and our Secretary since May 1999. Since September 1997, Ms. Thompson has served as Senior Vice President, General Counsel and Secretary of ITC Holding Company, Inc. and from June 1996 to September 1997, she served as its Vice President, General Counsel and Secretary. From 1989 to 1996, Ms. Thompson was a partner with Hogan & Hartson L.L.P., a Washington D.C. law firm.

BOARD COMMITTEES

     In July 1998, our board of directors established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends to the board of directors all compensation and benefit arrangements of our executive officers and also administers our incentive and stock option plans. The Audit Committee recommends to the board of directors the engagement of our independent auditors and reviews and consults with the independent auditors regarding the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to establishing the Compensation Committee in July 1998, our board of directors determined executive compensation. Except for Mr. Scott, none of our executive officers currently serves as a member of the Compensation Committee or as a director of any entity of which any of our directors serve as an executive officer. Mr. Scott is a director of ITC for which Mr. Cox and Ms. Thompson are executive officers. Mr. Montgomery was a member of the Compensation Committee until April 1999.


DIRECTOR COMPENSATION

     Our bylaws allow our board of directors to determine from time to time the compensation that directors may receive for their services as directors. However, since inception, our directors have served without compensation, except for reimbursement of out-of-pocket expenses for each meeting attended. Concurrently with their respective elections to the board of directors, Messrs. Scott, Montgomery, Cox, Weber, Goldstein and Misikoff, and Ms. Thompson were granted options to purchase 10,000 shares of common stock at exercise prices of $0.40, $0.40, $0.40, $1.40, $1.40, $2.00, and $2.00, respectively. Directors are eligible to receive options and awards under the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and our three most highly compensated executive officers for services rendered to us during the year ended December 31, 1998. Except as set forth in the table below, no other executive officer's salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM
                                                                     COMPENSATION
                                       ANNUAL COMPENSATION       ---------------------
                                   ---------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)        OPTIONS(#)         COMPENSATION($)
---------------------------        ----   ---------   --------   ---------------------   ---------------
Warren L. Bare(1)................  1998   $ 75,600    $22,680                --                   --
  President and Chief Executive
     Officer
Kenneth E. Dopher(2).............  1998    108,157     13,500           100,000              $28,000(5)
  Chief Financial Officer and
     Secretary
Judith G. Hackett(3).............  1998     76,564     12,253            50,000                   --
  Senior Vice
     President -- Marketing
James R. Canfield(4).............  1998     29,167      3,375           100,000                   --
  Vice President of Sales


---------------
(1) Mr. Bare served as our President from October 1995 to January 1999 and our Chief Executive Officer from October 1995 to March 1999.

(2) Mr. Dopher served as our Chief Financial Officer and Secretary from January 1998 to May 1999.

(3) Ms. Hackett began serving as our Senior Vice President -- Marketing in May 1998.

(4) Mr. Canfield began serving as our Vice President of Sales in September 1998.


(5) Consists of relocation expenses paid by us.


                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998


     The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table. We granted all options at the market value on the date of grant as determined by our board of directors. Amounts reported in the "Potential Realizable Value Rates of Stock Price Appreciation for Options Terms" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock. We cannot assure you that we can achieve the rates of appreciation assumed in this table or that the individuals in this table will receive the amounts reflected.



                                                PERCENT OF
                                                  TOTAL                               POTENTIAL REALIZABLE
                                   NUMBER OF     OPTIONS                              VALUE RATES OF STOCK
                                   SECURITIES   GRANTED TO   EXERCISE                  PRICE APPRECIATION
                                   UNDERLYING   EMPLOYEES     OR BASE                   FOR OPTIONS TERMS
                                    OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                               GRANTED(#)      YEAR       ($/SH)        DATE        5%($)      10%($)
----                               ----------   ----------   ---------   ----------   ---------   ---------
Warren L. Bare...................        --          --          --             --           --          --
Kenneth E. Dopher................   100,000        19.9%       0.40       01/14/08    1,822,000   2,790,000
Judith G. Hackett................    50,000        10.0%       1.40       05/21/08      861,000   1,345,000
James R. Canfield................   100,000        19.9%       1.50       10/22/08    1,712,000   2,680,000

                         FISCAL YEAR-END OPTION VALUES


     The following table sets forth information regarding the:

     - number of unexercised options held by the executive officers named in the Summary Compensation Table at December 31, 1998; and

     - aggregate dollar value of unexercised options held at December 31, 1998.


     The values of the unexercised in-the-money options have been calculated by subtracting the option exercise price from the assumed initial public offering price of $13.00 per share, and multiplying that figure by the total number of exercisable/unexercisable options.



                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FY END                   FY-END($)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Warren L. Bare.............................         --              --              --               --
Kenneth E. Dopher..........................         --         100,000              --        1,260,000
Judith G. Hackett..........................         --          50,000              --          580,000
James R. Canfield..........................         --         100,000              --        1,150,000



EMPLOYMENT AGREEMENTS



     We have entered into employment agreements with some of our executive officers which set forth their initial annual salary and bonus, and provide for the grant of an option. We have entered into these agreements with Messrs. Partin and Canfield, and Ms. Hackett under which we have agreed to pay them initial annual salaries of $95,000, $100,000 and $125,000, respectively. Under these agreements, Messrs. Partin and Canfield, and Ms. Hackett are eligible for initial annual bonuses of $20,000, $50,000 and $20,000, respectively. Our board of directors and Compensation Committee periodically review such salaries and bonuses and, from time to time, elect to increase an officer's salary or bonus based on individual performance and our overall performance. None of our employment agreements contains provisions requiring payments to an officer upon severance or a change-of-control of our company.


HEADHUNTERS, L.L.C. EMPLOYEE COMMON UNIT OPTION PLAN


     We assumed the options that had been granted by HeadHunters, L.L.C. to purchase its common units under the HeadHunters, L.L.C. Employee Common Unit Option Plan. Such options have been converted into options to purchase an equal number of shares of our common stock. The converted options will be administered by our board of directors or our Compensation Committee substantially in accordance with the terms of the assumed common unit option plan. As of the date of this prospectus, 19 persons hold outstanding converted options to purchase a total of 309,750 shares of our common stock. Ms. Hackett holds a converted option to purchase 50,000 shares of common stock at an exercise price of $1.40 per share, and Messrs. Scott, Montgomery and Cox each hold a converted option to purchase 10,000 shares of common stock at an exercise price of $0.40. See
"-- Director Compensation." We do not intend to grant any additional options pursuant to this plan.


HEADHUNTER.NET, INC. 1998 LONG-TERM INCENTIVE PLAN


     On July 15, 1998, our board of directors adopted the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan and on July 16, 1998, our shareholders approved this plan. We amended the plan in April 1999 to increase the number of shares available for issuance under the plan and the shareholders approved such amendment to the plan in April 1999. We have reserved 1,000,000 shares of common stock for issuance in connection with options and awards granted under this plan. We may grant options and awards to our officers and employees, and to our non-employee directors and consultants after our common stock is listed on the Nasdaq National Market. As of the date of this prospectus, there are 78 persons holding outstanding options to purchase 911,500 shares of common stock that we granted under the incentive plan. The incentive plan authorizes the granting of awards to eligible participants in the form of:



     - options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options;



     - stock appreciation rights;



     - performance shares;



     - restricted stock awards;



     - dividend equivalents; or



     - other stock-based awards.


The incentive plan is administered by our board of directors or the Compensation Committee in accordance with its terms.


401(K) PLAN



     We have established the HeadHunter.NET 401(k) Plan effective April 1, 1999. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us, and income earned thereon, are not taxable until withdrawn and so that contributions by us will be deductible by us when made.



     The 401(k) plan provides that each participant may reduce his or her pre-tax gross compensation by up to 15% (up to a statutorily prescribed annual limit of $10,000 in 1999) and have that amount contributed to the 401(k) plan. Employees become eligible to participate in the 401(k) plan after six months of employment with us. Participants are fully vested in all amounts they contribute under the 401(k) plan and in the earnings on such amounts.



     In addition to the employee salary deferrals described above, the 401(k) plan permits us to make contributions under the 401(k) plan on behalf of the participants. These contributions include a discretionary matching contribution on behalf of participants who make elective deferrals under the plan. For the 1999 plan year, we will match at least 20% of the first 6% of salary deferral contributions made by each participant. Participants are fully vested immediately in matching contributions and employer contributions.



     Employee participants may elect to invest their accounts under the 401(k) Plan in various established funds.

                           RELATED PARTY TRANSACTIONS



     We believe that all of the following transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority, but not fewer than two, of our disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.


     In October 1997, HNET, Inc., a corporation wholly-owned by Warren L. Bare, contributed all of its assets and liabilities related to our web site to HeadHunters, L.L.C. in exchange for a 45% equity interest, and ITC contributed $1,100,000 in cash in exchange for a 55% equity interest, under an investment agreement between Mr. Bare, HNET, Inc. and ITC.


     In November 1997, HeadHunters, L.L.C. paid a dividend of $100,000 to a corporation wholly-owned by Warren L. Bare, which was included in the initial contribution of cash by ITC to HeadHunters, L.L.C. under the terms of an investment agreement between Mr. Bare, HNET, Inc. and ITC.



     In January 1998, we entered into an arrangement with ITC'DeltaCom, Inc. under which ITC'DeltaCom, Inc. serves as our Internet service provider and our local and long-distance telephone services provider. Internet access and long-distance telephone charges totaled $72,028 for the year ended December 31, 1998. ITC'DeltaCom, Inc. is related to ITC through both common ownership and board membership. Based on ITC'DeltaCom, Inc.'s publicly-available filings with the Securities and Exchange Commission, and ITC's web site, eight of the ten members of ITC's board of directors serve on the nine-member board of directors of ITC'DeltaCom, Inc. In addition, three directors of ITC each beneficially own greater than five percent of the outstanding common stock of ITC'DeltaCom, Inc. See "Management -- Executive Officers, Key Employees and Directors."



     On July 15, 1998, HeadHunters, L.L.C., ITC and Mr. Bare entered into a contribution agreement under which Mr. Bare contributed all of the outstanding stock of HNET, Inc. to us in exchange for 2,200,000 shares of our common stock and 50,000 shares of our Class A preferred stock, and ITC contributed its 55% interest in HeadHunters, L.L.C. to us in exchange for 2,750,000 shares of our Class A preferred stock. Under this contribution agreement, ITC and Mr. Bare were also granted registration rights relating to their shares of our Class A preferred stock and our common stock. Under the contribution agreement, ITC and Mr. Bare received shares of our Class A preferred stock and our common stock reflecting the same percentage ownership interests as their direct and indirect ownership interests in HeadHunters, L.L.C.


     On July 16, 1998, we entered into an amended and restated credit facility with ITC, which was amended in October 1998, under which ITC made available to us a revolving line of credit of up to $3.5 million until December 31, 1998. In connection with this credit facility, we issued a warrant to ITC to purchase 416,667 shares of common stock at an exercise price of $1.50 per share. This warrant vested upon issuance and is exercisable for a term of 10 years. In January 1999, the outstanding principal of $3.5 million under this credit facility was converted at a rate of $1.50 per share into 2,333,333 shares of Class A preferred stock, which were issued to ITC. In January 1999, we paid ITC in cash the total accrued interest of $100,100 with respect to the credit facility.


     On January 28, 1999, we entered into a loan and security agreement with ITC pursuant to which ITC made available to us a revolving line of credit of up to $3.0 million. Principal amounts outstanding under the credit facility bear interest at an annual rate of 11%. On the closing date of this offering, we will use a portion of the net proceeds to repay all outstanding principal balance and interest under this facility, which will then terminate. Assuming this offering closes on August 31, 1999, we estimate the outstanding amounts under the facility will be approximately $1.8 million, including interest of approximately $75,000.



     In January 1999, we sold a total of 271,167 shares of Class A preferred stock at $1.50 per share to James R. Canfield, Kenneth E. Dopher, Mark W. Fouraker, Judith G. Hackett, Robert M. Montgomery, Jr., C. Eric Presley, Donald
W. Weber and Burton R. Goldstein, Jr., all of whom were directors or officers at the time of the sale.

     In February 1999, in connection with Mr. Bare's resignation as our Chief Executive Officer, we entered into a separation agreement with him. As part of this agreement, Mr. Bare will remain a consultant to us until March 1, 2001 for an annual fee of $75,000. If Mr. Bare chooses to discontinue his consulting services during the term of the agreement, we have agreed to pay him $50,000 a year until March 1, 2001. Mr. Bare provides consulting services to us with respect to our network architecture and infrastructure, and software purchasing.


     In May 1999, we sold Messrs. Montgomery, Partin and Misikoff 100,000, 20,000 and 20,000 shares of our common stock, respectively, at $2.00 per share.


     On June 1, 1999, we entered into a month-to-month arrangement with InterCall, Inc., a wholly-owned subsidiary of ITC, for office space in Chicago, Illinois, under which we pay rent of $5,455 per month. Mr. Montgomery is a director of InterCall, Inc.


\

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock in this offering with respect to: (1) each of our directors, (2) our Chief Executive Officer, Chief Financial Officer and each of the executive officers named in the Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) each person known by us to own beneficially more than 5% of our common stock. Warren L. Bare and the Bare Family Trust will sell up to 450,000 shares of common stock if the underwriters exercise their over-allotment option. The table assumes full conversion of the Class A preferred stock prior to and after this offering and no exercise of the underwriters' over-allotment option.



                                                                             PERCENTAGE BENEFICIALLY OWNED
                                                           SHARES          ---------------------------------
NAME                                                 BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
----                                                 ------------------    ---------------    --------------
ITC Holding Company, Inc.(1).......................      5,500,000              67.4%              49.3%
ITC Service Company(2).............................        416,667               5.1                3.7
Warren L. Bare(3)..................................      2,025,000              26.1               18.8
William H. Scott, III(7)...........................      5,500,000              67.4               49.3
Robert M. Montgomery, Jr.(4).......................        233,333               3.0                2.2
Mark W. Partin.....................................         20,000                 *                  *
Judith G. Hackett..................................         10,000                 *                  *
James R. Canfield(5)...............................        100,000               1.3                  *
J. Douglas Cox(7)..................................      5,500,000              67.4               49.3
Burton B. Goldstein, Jr............................         16,667                 *                  *
Donald W. Weber(7).................................      5,520,000              71.3               51.4
Michael G. Misikoff................................         20,000                 *                  *
Kimberley E. Thompson(7)...........................      5,500,000              67.4               49.3
Kenneth E. Dopher(6)...............................          7,500                 *                  *
All directors and executive officers as a group (11
  persons).........................................      7,945,000              97.0               71.0


---------------
 *  Less than 1%


(1) ITC's address is 1239 O.G. Skinner Drive, West Point, Georgia 31833. Includes 416,667 shares of common stock subject to a warrant held by ITC Service Company, a wholly-owned subsidiary, exercisable within 60 days of the date of this prospectus.



(2) ITC Service Company's address is 1239 O.G. Skinner Drive, West Point, Georgia 31833. Consists of 416,667 shares of common stock subject to a warrant exercisable within 60 days of the date of this prospectus.



(3) Mr. Bare resigned as President in January 1999 and as Chief Executive Officer in March 1999. Excludes 225,000 shares held by the Bare Family Trust all of which will be sold to the underwriters if they exercise the over-allotment option in full. Mr. Bare disclaims beneficial ownership of the shares held by the Bare Family Trust. Mr. Bare's address is 1430 Boundary Boulevard, Suwanee, Georgia 30024. Mr. Bare has granted the underwriters an option to purchase up to 225,000 shares to cover over-allotments. The purchase price for the shares will equal the initial price of this offering minus the underwriting discount. If the underwriters exercise the over-allotment option in full, Mr. Bare will beneficially own 1,800,000 shares, or 16.8% of our common stock after this offering.



(4) Includes 33,333 shares subject to options exercisable within 60 days of the date of this prospectus.



(5) Includes 30,000 shares held in an individual retirement account.


(6) Mr. Dopher resigned as Chief Financial Officer in May 1999.


(7) Includes 5,500,000 shares beneficially owned by ITC, with respect to which Messrs. Scott, Weber and Cox, and Ms. Thompson, as executive officers and/or directors of ITC, may be deemed to be the beneficial owner. Messrs. Scott, Weber and Cox, and Ms. Thompson disclaim beneficial ownership of all such shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 45,500,000 shares of common stock, $0.01 par value per share, 7,500,000 shares of Class A preferred stock, $0.01 par value per share, and 5,000,000 shares of Class B serial preferred stock, $0.01 par value per share.


     As of June 30, 1999, we had 2,340,000 shares of common stock outstanding held by five shareholders of record, 5,404,500 shares of Class A preferred stock outstanding held by 10 shareholders of record, and no shares of Class B serial preferred stock outstanding. Upon the closing of this offering, and after giving effect to the conversion of the Class A preferred stock and the issuance of shares of common stock in this offering, we will have 10,744,500 shares common stock outstanding and no shares of Class A preferred stock and Class B serial preferred stock outstanding.


COMMON STOCK


     Holders of common stock are entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote. Subject to any preferential rights of holders of Class B serial preferred stock that may adversely affect the rights, preferences and privileges of holders of common stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors, in its sole discretion, out of funds legally available for distribution, and are further entitled to share ratably in any distribution of our assets, after payment of all of our debts and other liabilities, upon our liquidation, dissolution or winding up. The holders of common stock have no preemptive rights, rights to cumulative voting, rights to redeem such shares or to convert such shares into other securities of HeadHunter.NET.



     There is currently no active trading market for our common stock. We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "HHNT."


PREFERRED STOCK

     Class A Preferred Stock. Upon the closing of this offering, each share of Class A preferred stock will automatically convert into one share of common stock, and there will be no shares of Class A preferred stock outstanding. Prior to this offering, holders of Class A preferred stock were entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote.


     Class B Serial Preferred Stock. Our board of directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of Class B serial preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions of these shares including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Class B serial preferred stock could have the effect of delaying, deferring or preventing a change in control of HeadHunter.NET, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price and the voting and other rights of holders of our common stock. We have no present plans to issue any shares of Class B serial preferred stock.



PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW REGARDING SHAREHOLDERS' RIGHTS AND RELATED MATTERS



     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. The provisions of the articles of incorporation, bylaws and Georgia law summarized below could have the effect of preventing, hindering, or delaying a change in control of HeadHunter.NET or a change in management.

  Classified Board of Directors; Removal of Directors

     Our board of directors is divided into three classes of directors, serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. In addition, members of the board of directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then-outstanding shares of common stock. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

  Advance Notice of New Business and Director Nominations

     Our bylaws provide that any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within 10 days after notice of such special shareholders' meeting was sent by us to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

  Anti-Takeover Provisions and Georgia Law


     The Georgia Code generally restricts a company from entering into specified business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock, or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless:



     - its board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder, prior to the date the shareholder became an interested shareholder;



     - the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%; or



     - subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon. The business combination statute applies only if a corporation's bylaws specifically provide that it applies. We have elected to be covered by the business combination statute.



     The Georgia Code also contains provisions that impose certain fair price and other procedural requirements applicable to specified business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, some Georgia corporations. The fair price statute applies only if a corporation elects to be covered by its restrictions. We have elected to be covered by the fair price statute.


  Ability to Consider Other Constituencies

     Our articles of incorporation permit our board of directors to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on us and our shareholders, when determining what is in the best interests of our shareholders. Pursuant to this provision, the board of directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our articles of incorporation eliminate the personal liability of our directors to HeadHunter.NET or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

     - a breach of duty involving appropriation of a business opportunity of HeadHunter.NET;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director receives an improper personal benefit; or

     - unlawful corporate distributions.

     In addition, if at any time the Georgia Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or HeadHunter.NET.


     Under our bylaws, we must indemnify any director or officer who was, is or is threatened to be made, a party to any legal proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was a director or officer, against liability incurred in such proceeding. Our bylaws do not require such indemnification for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:


     - any appropriation, in violation of such director's or officer's duties, of any business opportunity of HeadHunter.NET;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which such officer or director received an improper personal benefit.


     In addition, our bylaws provide that we must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer, if such director or officer satisfies the conditions contained in our bylaws, and may indemnify and advance expenses to our employees or agents who are not also directors or officers to the same extent that we could to a director.



     We have entered into separate indemnity agreements with each of our directors and certain of our executive officers, under which we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in the articles of incorporation and bylaws. There is no pending litigation or proceeding involving our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


REGISTRATION RIGHTS

     Under a contribution agreement dated July 15, 1998, we granted to ITC and Warren L. Bare registration rights regarding their shares of common stock. If we undertake any registered public offering of our common stock, other than this offering or an offering registered on Form S-8 or S-4, we must provide written notice to ITC and Mr. Bare not less than 30 days prior to the proposed filing date of such registration statement. At either's written request, we shall include in such registered offering, all shares of common stock as are set forth in the written request provided by them within 15 days after receipt of the written notice from us; provided, however, that if our managing underwriters advise us in writing that, in their opinion, the number of shares of common stock requested to be included in such registered offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, we shall include in such registered offering first, the primary shares of common stock that we propose to sell, and second, the shares of common stock requested to be included in such offering, pro rata between ITC and Mr. Bare on the basis of the number of shares of common stock requested to be included by each.


TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is American Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have 10,744,500 shares of common stock outstanding, assuming no exercise of outstanding options and warrants. Of these shares, the 3,000,000 shares sold in this offering (3,450,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction by persons other than affiliates of HeadHunter.NET. The remaining 7,744,500 shares of common stock outstanding (7,294,500 shares if the underwriters exercise the over-allotment option in full) will be "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration, unless an exemption from registration is available, including the safe harbor provisions set forth in Rule 144.


     ITC, all of our executive officers and directors, and we have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of First Union Capital Markets Corp., except for shares sold in this offering and except that we may issue shares of common stock in connection with acquisitions.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:



     - 1% of the number of shares of our common stock then outstanding; or



     - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.


Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.


     Under Rule 144(k), a person who is not deemed an "affiliate" of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, would be entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date of this prospectus, substantially all of the restricted shares are held by our affiliates and 180 days after this offering, approximately 7,600,000 restricted shares would become eligible for resale pursuant to Rule 144, subject to the volume limitations and other restrictions of Rule 144.


     In general, under Rule 701 of the Securities Act of 1933, any of our employees, officers or directors who exercise an option are eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of its restrictions, including the holding period.


     Our employees, officers, consultants and directors hold outstanding options to purchase up to an aggregate of 911,500 shares of our common stock. We intend to file a registration statement on Form S-8 to register the shares issuable upon exercise of such options and options and awards granted in the future under our stock option and incentive plans. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of HeadHunter.NET, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.



     ITC and Mr. Bare have registration rights regarding the shares held by each of them at the time they exercise those rights, if ever. Currently ITC beneficially owns 5,500,000 shares of our common stock and

Class A preferred stock and Mr. Bare beneficially owns 2,025,000 shares of our Class A preferred stock and common stock (1,800,000 shares if the underwriters exercise the over-allotment option in full).



     In connection with a prior credit facility provided by ITC to us, we granted ITC a warrant to purchase a 416,667 shares of common stock. The warrant vested upon issuance and is exercisable for a term of 10 years from the grant date. We have not registered the warrant or the underlying shares. The shares of common stock issuable upon exercise of the warrant would be deemed restricted shares under Rule 144 and the resale of these shares would either have to be registered or comply with the requirements of an exemption from registration.

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, First Union Capital Markets Corp., J.C. Bradford & Co., Wachovia Securities, Inc., and DLJdirect Inc., have severally agreed with us to purchase the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all such shares, if any are purchased.



                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
First Union Capital Markets Corp............................
J.C. Bradford & Co..........................................
Wachovia Securities, Inc....................................
DLJdirect Inc...............................................
                                                              =========
          Total.............................................  3,000,000



     The underwriters' representatives have advised us that they propose to offer the shares of common stock to the public at the offering price given on the cover page of this prospectus and to some dealers at such price less a
concession of not more than $          per share, of which $          may be
reallowed to other dealers. After completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives.



     The selling shareholders have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 shares of common stock at the initial public offering price solely to cover over-allotments, if any. To the extent that the underwriters exercise such option, each of them will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered by this prospectus. If purchased, the underwriters will sell those additional shares on the same terms as those on which the 3,000,000 shares are being sold.



     We estimate that we will pay total offering costs, excluding underwriting discounts and commissions, of approximately $1.0 million. The following table summarizes the discount to be paid by us and, if the over-allotment option is exercised in full, by the selling shareholders, to the underwriters in connection with the offering.



                                                                                      TO BE PAID
                                                                                BY SELLING SHAREHOLDERS
                                                                                       WITH FULL
                                                    PER        TO BE PAID           OVER-ALLOTMENT
                                                   SHARE    BY HEADHUNTER.NET          EXERCISE
                                                  -------   -----------------   -----------------------
Underwriting Discounts..........................  $            $                      $



     The underwriting agreement contains covenants of indemnity among the underwriters and us against some civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.



     Each of our executive officers and directors and some of our shareholders have agreed with the underwriters' representatives not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly or indirectly by such holders for a period of 180 days following the date of this prospectus, without the prior written consent of First Union Capital Markets Corp. First Union Capital Markets Corp. in its sole discretion at any time or from time to time, without notice, may release all or any portion of the securities subject to the lock-up agreements. Approximately 7,600,000 of such shares will be eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144, including the volume restrictions. See "Shares Eligible For Future Sale."

     DLJdirect Inc. is making a prospectus in electronic format available on its Internet web site. The underwriters have agreed to allocate a limited number of shares to DLJdirect for sale to its qualified brokerage account holders. Other than the prospectus in electronic format, the information on DLJdirect's web site is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter and should not be relied on by prospective investors.



     The underwriters' representatives have advised us that, pursuant to rules promulgated by the SEC, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is repurchased by the representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if begun, may be discontinued at any time.



     The underwriters' representatives have informed us that the underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.



     Before this offering, no public market for our securities has existed. The initial public offering price of the common stock will be determined by negotiation among us and the underwriters' representatives. In determining the initial public offering price, we expect to consider a number of factors in addition to prevailing market conditions, including:



     - the results of our operations in recent periods;



     - market valuations of publicly traded companies that we and the representatives believe to be comparable to us;



     - estimates of our business potential;



     - the present state of our development;



     - the current state of the industry and the economy as a whole; and



     - trends in our operations and in our industry.


                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered hereby and other matters will be passed upon for HeadHunter.NET by Alston & Bird LLP, Atlanta, Georgia. Other legal matters related to this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements of HeadHunter.NET and subsidiaries for the years ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997 and the year ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen

LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in such registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC upon payment of the fees prescribed by the SEC. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy, information statements, and registration statements and other information electronically filed with the SEC.

     We intend to provide our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial data for the first three quarters of each year.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET.INC.
                             (PREDECESSOR COMPANY)

                           DECEMBER 31, 1997 AND 1998

                               AND JUNE 30, 1999

                                  (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets -- December 31, 1997 and 1998
  and June 30, 1999 (unaudited).............................   F-3
Consolidated Statements of Operations for the Year Ended
  December 31, 1996, the Ten Months Ended October 31, 1997,
  the Two Months Ended December 31, 1997, the Year Ended
  December 31, 1998, and the Six Months Ended June 30, 1998
  and 1999 (unaudited)......................................   F-5
Consolidated Statements of Shareholders' Equity (Deficit)
  for the Year Ended December 31, 1996, the Ten Months Ended
  October 31, 1997, the Two Months Ended December 31, 1997,
  the Year Ended December 31, 1998, and the Six Months Ended
  June 30, 1999 (unaudited).................................   F-6
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1996, the Ten Months Ended October 31, 1997,
  and the Two Months Ended December 31, 1997, the Year Ended
  December 31, 1998, and the Six Months Ended June 30, 1998
  and 1999 (unaudited)......................................   F-7
Notes to Consolidated Financial Statements..................   F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HeadHunter.NET, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) AND HNET, INC. (Predecessor Company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HeadHunter.NET, Inc. and Subsidiaries (Successor Company) and HNET, Inc. (Predecessor Company) as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998 in conformity with generally accepted accounting principles. As discussed in Note 1 to the financial statements, effective October 31, 1997, ITC Holding Company, Inc. acquired a majority ownership interest in HeadHunter.NET, Inc. in a business combination accounted for as a purchase. As a result of this acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than for periods before the acquisition and, therefore, is not comparable.

/s/ Arthur Andersen LLP
Atlanta, Georgia
February 5, 1999

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                        DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                            1997            1998           1999
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...........................   $  853,989      $  254,937     $  202,874
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
       $0, $37,346, and $86,019 at December 31, 1997
       and 1998, and June 30, 1999, respectively......        8,865         296,654        888,767
     Affiliates (Note 4)..............................        5,100              --         22,500
  Prepaid expenses....................................       13,420         195,110        226,214
                                                         ----------      ----------     ----------
          Total current assets........................      881,374         746,701      1,340,355
                                                         ----------      ----------     ----------
PROPERTY AND EQUIPMENT:
  Telecommunications and computer equipment...........       66,082         376,558        747,660
  Furniture and fixtures..............................       28,664         152,539        174,588
                                                         ----------      ----------     ----------
                                                             94,746         529,097        922,248
  Accumulated depreciation and amortization...........       (3,778)        (81,772)      (178,618)
                                                         ----------      ----------     ----------
          Total property and equipment, net...........       90,968         447,325        743,630
                                                         ----------      ----------     ----------
GOODWILL, net of accumulated amortization of $32,633,
  $228,428, and $326,325 at December 31, 1997 and
  1998, and June 30, 1999, respectively...............      946,343         750,548        652,651
                                                         ----------      ----------     ----------
OTHER NONCURRENT ASSETS...............................        4,230         280,606        144,478
                                                         ----------      ----------     ----------

          Total assets................................   $1,922,915      $2,225,180     $2,881,114
                                                         ==========      ==========     ==========


   The accompanying notes are an integral part of these consolidated balance sheets.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                           DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                               1997           1998          1999
                                                           ------------   ------------   -----------
                                                                                         (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable:
     Trade...............................................   $   20,326    $   397,425    $   175,151
     Affiliates (Note 4).................................       23,843             --             --
     Employees...........................................       36,454             --             --
  Short-term borrowings -- affiliates (Notes 3 and 4)....           --      3,500,000      1,630,000
  Accrued interest -- affiliates (Note 4)................           --        100,100         38,314
  Other accrued expenses.................................           --        128,098        665,506
  Customer deposits......................................           --         27,936         22,451
  Deferred revenue.......................................       11,775         39,564        103,777
                                                            ----------    -----------    -----------
          Total current liabilities......................       92,398      4,193,123      2,635,199
                                                            ----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Convertible Class A preferred stock, $.01 par value;
     2,800,000 shares authorized, issued, and outstanding
     at December 31, 1997 and 1998; 7,500,000 shares
     authorized and 5,404,500 shares issued and
     outstanding at June 30, 1999 (unaudited)............       28,000         28,000         54,045
  Class B Serial preferred stock, $.01 par value;
     5,000,000 shares authorized, 0 shares issued and
     outstanding.........................................           --             --             --
  Common stock, $.01 par value; 50,200,000 shares
     authorized, 2,200,000 shares issued and outstanding
     at December 31, 1997 and 1998; 45,500,000 shares
     authorized and 2,340,000 shares issued and
     outstanding at June 30, 1999 (unaudited)............       22,000         22,000         23,400
  Additional paid-in capital.............................    1,956,909      4,507,859     15,920,692
  Accumulated deficit....................................     (176,392)    (4,522,260)   (11,045,740)
  Stock warrants (Note 3)................................           --        341,834        341,834
  Deferred compensation (Note 6).........................           --     (2,345,376)    (5,048,316)
                                                            ----------    -----------    -----------
          Total shareholders' equity (deficit)...........    1,830,517     (1,967,943)       245,915
                                                            ----------    -----------    -----------
          Total liabilities and shareholders' equity.....   $1,922,915    $ 2,225,180    $ 2,881,114
                                                            ==========    ===========    ===========


   The accompanying notes are an integral part of these consolidated balance sheets.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                     PREDECESSOR COMPANY                          SUCCESSOR COMPANY
                                  --------------------------   -------------------------------------------------------
                                                     TEN
                                                   MONTHS       TWO MONTHS                   SIX MONTHS    SIX MONTHS
                                   YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED         ENDED
                                  DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                      1996          1997           1997           1998          1998          1999
                                  ------------   -----------   ------------   ------------   -----------   -----------
                                                                                                    (UNAUDITED)
REVENUES........................    $190,146      $124,437      $  29,591     $ 1,099,868    $   278,051   $ 2,412,955
                                    --------      --------      ---------     -----------    -----------   -----------
COSTS AND EXPENSES:
  Costs of revenues.............          --        29,390          2,906          86,963         37,539        60,255
  Marketing and selling.........       2,740        23,301         41,123       2,719,330        508,380     2,879,929
  General and administrative....      52,105        95,967        126,268       1,714,756        667,391     1,206,506
  Stock compensation expense....          --            --             --         205,574         32,705     4,550,588
  Depreciation and
    amortization................       6,842        10,099         41,912         276,706        118,083       198,242
                                    --------      --------      ---------     -----------    -----------   -----------
         Total costs and
           expenses.............      61,687       158,757        212,209       5,003,329      1,364,098     8,895,520
                                    --------      --------      ---------     -----------    -----------   -----------
OPERATING INCOME (LOSS).........     128,459       (34,320)      (182,618)     (3,903,461)    (1,086,047)   (6,482,565)
OTHER INCOME (EXPENSE)..........         164          (843)         6,226        (442,407)         7,544       (40,915)
                                    --------      --------      ---------     -----------    -----------   -----------
NET INCOME (LOSS)...............    $128,623      $(35,163)     $(176,392)    $(4,345,868)   $(1,078,503)  $(6,523,480)
                                    ========      ========      =========     ===========    ===========   ===========
LOSS PER SHARE:
  Basic and diluted.............                                $   (0.08)    $     (1.98)   $     (0.49)  $     (2.93)
                                                                =========     ===========    ===========   ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic and diluted.............                                2,200,000       2,200,000      2,200,000     2,226,444
                                                                =========     ===========    ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                              CONVERTIBLE CLASS A                                         RETAINED
                                                PREFERRED STOCK        COMMON STOCK       ADDITIONAL      EARNINGS
                                              -------------------   -------------------     PAID-IN     (ACCUMULATED)    STOCK
                                               SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL       (DEFICIT)     WARRANTS
                                              ---------   -------   ---------   -------   -----------   -------------   --------
PREDECESSOR COMPANY:
  BALANCE, December 31, 1995................         --   $    --         260   $   260   $     5,040   $     37,565    $     --
    Dividends...............................         --        --          --        --            --       (115,988)         --
    Net income..............................         --        --          --        --            --        128,623          --
                                              ---------   -------   ---------   -------   -----------   ------------    --------
  BALANCE, December 31, 1996................         --        --         260       260         5,040         50,200          --
    Capital contribution....................         --        --          --        --        30,000             --          --
    Dividends...............................         --        --          --        --            --       (121,941)         --
    Net loss................................         --        --          --        --            --        (35,163)         --
                                              ---------   -------   ---------   -------   -----------   ------------    --------
  BALANCE, October 31, 1997.................         --   $    --         260   $   260   $    35,040   $   (106,904)   $     --
                                              =========   =======   =========   =======   ===========   ============    ========
--------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR COMPANY:
    Initial capitalization of HeadHunters,
      L.L.C. ...............................         --   $    --          --   $    --   $ 2,000,000   $         --    $     --
    Acquisition of Predecessor Company......         --        --        (260)     (260)      (35,040)       106,904          --
    Reorganization (Note 1).................  2,800,000    28,000   2,200,000    22,000       (43,091)            --          --
    Net loss................................         --        --          --        --            --       (176,392)         --
                                              ---------   -------   ---------   -------   -----------   ------------    --------
  BALANCE, December 31, 1997................  2,800,000    28,000   2,200,000    22,000     1,956,909       (176,392)         --
    Issuance of stock warrants..............         --        --          --        --            --             --     341,834
    Issuance of stock options...............         --        --          --        --     2,550,950             --          --
    Amortization of deferred compensation...         --        --          --        --            --             --          --
    Net loss................................         --        --          --        --            --     (4,345,868)
                                              ---------   -------   ---------   -------   -----------   ------------    --------
  BALANCE, December 31, 1998................  2,800,000    28,000   2,200,000    22,000     4,507,859     (4,522,260)    341,834
    Conversion of short-term borrowings to
      Convertible Class A preferred stock...  2,333,333    23,333          --        --     3,476,667             --          --
    Issuance of Class A preferred stock.....    271,167     2,712          --        --     2,925,891             --          --
    Issuance of common stock................         --        --     140,000     1,400     1,510,600             --          --
    Issuance of stock options...............         --        --          --        --     3,499,675             --          --
    Amortization of deferred compensation...         --        --          --        --            --             --          --
    Net loss................................         --        --          --        --            --     (6,523,480)         --
                                              ---------   -------   ---------   -------   -----------   ------------    --------
  BALANCE, June 30, 1999 (unaudited)........  5,404,500   $54,045   2,340,000   $23,400   $15,920,692   $(11,045,740)   $341,834
                                              =========   =======   =========   =======   ===========   ============    ========


                                                DEFERRED
                                              COMPENSATION      TOTAL
                                              ------------   -----------
PREDECESSOR COMPANY:
  BALANCE, December 31, 1995................  $        --    $    42,865
    Dividends...............................           --       (115,988)
    Net income..............................           --        128,623
                                              -----------    -----------
  BALANCE, December 31, 1996................           --         55,500
    Capital contribution....................           --         30,000
    Dividends...............................           --       (121,941)
    Net loss................................           --        (35,163)
                                              -----------    -----------
  BALANCE, October 31, 1997.................  $        --    $   (71,604)
                                              ===========    ===========
--------------------------------------------------------------------------------------
SUCCESSOR COMPANY:
    Initial capitalization of HeadHunters,
      L.L.C. ...............................  $        --    $ 2,000,000
    Acquisition of Predecessor Company......           --         71,604
    Reorganization (Note 1).................           --          6,909
    Net loss................................           --       (176,392)
                                              -----------    -----------
  BALANCE, December 31, 1997................           --      1,830,517
    Issuance of stock warrants..............           --        341,834
    Issuance of stock options...............   (2,550,950)            --
    Amortization of deferred compensation...      205,574        205,574
    Net loss................................           --     (4,345,868)
                                              -----------    -----------
  BALANCE, December 31, 1998................   (2,345,376)    (1,967,943)
    Conversion of short-term borrowings to
      Convertible Class A preferred stock...           --      3,500,000
    Issuance of Class A preferred stock.....           --      2,928,603
    Issuance of common stock................           --      1,512,000
    Issuance of stock options...............   (3,499,675)            --
    Amortization of deferred compensation...      796,735        796,735
    Net loss................................           --     (6,523,480)
                                              -----------    -----------
  BALANCE, June 30, 1999 (unaudited)........  $(5,048,316)   $   245,915
                                              ===========    ===========


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             PREDECESSOR COMPANY                          SUCCESSOR COMPANY
                                          --------------------------   -------------------------------------------------------
                                                         TEN MONTHS     TWO MONTHS                   SIX MONTHS    SIX MONTHS
                                           YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED         ENDED
                                          DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                              1996          1997           1997           1998          1998          1999
                                          ------------   -----------   ------------   ------------   -----------   -----------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................   $ 128,623      $(35,163)     $ (176,392)   $(4,345,868)   $(1,078,503)  $(6,523,480)
                                           ---------      --------      ----------    -----------    -----------   -----------
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Depreciation and amortization.......       6,842        10,099          41,912        276,706        118,083       198,242
    Amortization of debt issue costs....          --            --              --        341,834             --            --
    Compensation expense................          --            --              --        205,574         32,705     4,550,588
    Changes in current operating assets
      and liabilities:
      Accounts receivable...............       6,270        10,783           1,918       (287,789)      (114,251)     (592,113)
      Due from affiliates...............          --            --          (5,100)         5,100          5,100       (22,500)
      Prepaid expenses..................          --            --         (13,420)      (181,690)       (15,260)      (31,104)
      Other assets......................          --            --          (4,230)      (244,293)      (152,467)      132,627
      Accounts payable..................       2,885           741          71,248        316,802         91,952      (222,274)
      Accrued expenses..................          --         2,548              --        228,198         58,387       475,622
      Customer deposits.................          --            --              --         27,936             --        (5,485)
      Deferred revenue..................          --            --          11,775         27,789         97,240        64,213
                                           ---------      --------      ----------    -----------    -----------   -----------
         Total adjustments..............      15,997        24,171         104,103        716,167        121,489     4,547,816
                                           ---------      --------      ----------    -----------    -----------   -----------
         Net cash provided by (used in)
           operating activities.........     144,620       (10,992)        (72,289)    (3,629,701)      (957,014)   (1,975,664)
                                           ---------      --------      ----------    -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Internet domain name......          --            --              --        (35,000)            --            --
  Purchases of property and equipment...     (16,985)      (14,830)        (73,722)      (434,351)      (100,609)     (393,149)
                                           ---------      --------      ----------    -----------    -----------   -----------
         Net cash used in investing
           activities...................     (16,985)      (14,830)        (73,722)      (469,351)      (100,609)     (393,149)
                                           ---------      --------      ----------    -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Equity contribution...................          --        30,000       1,100,000             --             --            --
  Proceeds from issuance of Convertible
    Class A preferred stock.............          --            --              --             --             --       406,750
  Proceeds from issuance of Common
    Stock...............................          --            --              --             --             --       280,000
  Proceeds from short-term borrowings...          --            --              --      3,500,000        400,000     1,630,000
  Dividends paid (Note 4)...............    (115,988)      (21,941)       (100,000)            --             --            --
                                           ---------      --------      ----------    -----------    -----------   -----------
         Net cash (used in) provided by
           financing activities.........    (115,988)        8,059       1,000,000      3,500,000        400,000     2,316,750
                                           ---------      --------      ----------    -----------    -----------   -----------

                                           PREDECESSOR COMPANY                           SUCCESSOR COMPANY
                                        --------------------------   ---------------------------------------------------------
                                                       TEN MONTHS     TWO MONTHS                    SIX MONTHS     SIX MONTHS
                                         YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                        DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,     JUNE 30,       JUNE 30,
                                            1996          1997           1997           1998           1998           1999
                                        ------------   -----------   ------------   ------------   ------------   ------------
                                                                                                           (UNAUDITED)
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................      11,647       (17,763)        853,989       (599,052)     (657,623)        (52,063)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD...........................   $  14,326      $ 25,973      $       --    $   853,989     $ 853,989     $   254,937
                                         ---------      --------      ----------    -----------     ---------     -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..............................   $  25,973      $  8,210      $  853,989    $   254,937     $ 196,366     $   202,874
                                         =========      ========      ==========    ===========     =========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid.......................   $      --      $     --      $       --    $    18,165     $      --     $   105,130
                                         =========      ========      ==========    ===========     =========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Initial noncash equity contributions
    (Note 1)..........................   $      --      $     --      $  900,000    $        --     $      --     $        --
                                         =========      ========      ==========    ===========     =========     ===========
  Conversion of short-term borrowings
    to Convertible Class A preferred
    stock.............................   $      --      $     --      $       --    $        --     $      --     $ 3,500,000
                                         =========      ========      ==========    ===========     =========     ===========


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

  Organization

     On October 10, 1995, HNET, Inc. ("HNI" or the "Predecessor Company"), a Georgia S corporation, was established as a web site development consulting firm. In October 1996, the HeadHunter.NET web site was launched.

     On October 31, 1997, HeadHunters, L.L.C. ("LLC") was organized. Effective November 1, 1997, in a transaction accounted for as a purchase, ITC Holding Company, Inc. ("ITC"), contributed $1,100,000 in cash in exchange for a 55% equity interest in LLC. HNI contributed all of its assets and liabilities (including the right to use the name "HeadHunter.NET") in exchange for the remaining 45% equity interest. The total fair market value of HNI's equity contribution to LLC was $900,000, including $21,000 in furniture and fixtures, $979,000 in goodwill, and $100,000 in dividends payable.

     On July 13, 1998, HeadHunter.NET, Inc. (the "Company" or the "Successor Company") was incorporated under the laws of the state of Georgia.

     On July 15, 1998, HNI's sole shareholder and ITC reorganized LLC and HNI as follows (the "Reorganization"):

     a. ITC contributed its 55% ownership interest in LLC to the Company.

     b. HNI's sole shareholder contributed 100% of HNI to the Company.

     As a result of the Reorganization, LLC and HNI are now wholly owned subsidiaries of the Company. The transaction has been accounted for in a manner similar to a pooling of interest.

  Nature of Business

     HeadHunter.Net provides a leading online recruiting service via its web site at www.headhunter.net. Employers and recruiters use the web site to advertise job opportunities and review resumes. Job seekers use the web site to identify, research, and evaluate a broad range of job opportunities.

     The Company has incurred losses and negative cash flows from operations since inception as a result of efforts to build out its network infrastructure, increase internal staffing, and develop its systems. The Company expects to continue to focus on increasing its customer base and expanding its operations. Accordingly, the Company expects that its cost of revenues, marketing and selling expenses, general and administrative expenses, and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. On January 28, 1999, under an extension agreement between the Company and ITC Service Company, a revolving line of credit of up to $3 million was made available to the Company and is payable in full on December 31, 1999. Under the terms of the new agreement, the principal balance outstanding under the Company's current line of credit was converted into 2,333,333 shares of the Company's Convertible Class A preferred stock (Note
3). The Company also plans to complete an initial public offering (the "Offering") of its common stock in the third quarter of 1999 (Note 9) to provide additional funds for its expansion plans. In the event this proposed equity offering is unsuccessful, in the opinion of management, the Company's current cash position and available line of credit will be sufficient to meet the capital and operating needs of the Company through at least 1999. However, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Presentation

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The consolidated financial statements reflect the Reorganization in a manner similar to a pooling of interests and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

     As a result of ITC's acquisition of a majority interest in the Company as discussed in Note 1, the capital structure of and the basis of accounting for the Company differs from those of the Predecessor Company prior to ITC's acquisition and the Reorganization. Financial data of the Company with respect to all reporting periods subsequent to November 1, 1997 (the "Successor Period") reflect ITC's acquisition under the purchase method. Therefore, financial data with respect to HNI prior to the acquisition generally will not be comparable to that of the Company with respect to the items described below.

     As a result of ITC's acquisition of a majority interest in LLC, the consolidated statements of operations for the Successor Period includes amortization of goodwill. Also, as a result of purchase accounting, the fair values of the property and equipment at the date of their acquisition became their new "cost" bases with respect to the Company. Accordingly, the depreciation of property and equipment for the Successor Period is based on the newly established cost bases of these assets. Other effects of purchase accounting in the Successor Period are not significant.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition


     Revenues consist of job posting revenues, upgrading revenues, resume reserve revenues. Job posting revenues, upgrading revenues and resume reserve revenues are recognized over the service period. The Company also earns advertising revenues by providing web advertisers access to users of the Company's web site and recognizes these revenues in the month impressions are delivered.


  Deferred Revenue

     Deferred revenue represents the liability for advance billings to customers. Such amounts are recognized as revenues when the related services are provided.

  Cash and Cash Equivalents

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

Telecommunications and computer equipment...................  Three years
Furniture and fixtures......................................  Three to five years

Leasehold improvements are amortized using the straight-line method over the shorter of the service lives of the improvements or the remaining term of the lease. Depreciation expense was $9,279 and $77,994 for the two months ended December 31, 1997 and the year ended December 31, 1998, respectively.

  Goodwill

     The Company has classified the cost in excess of fair value of the net liabilities acquired in a transaction accounted for as a purchase as goodwill (Note 1). Goodwill includes all rights to the HeadHunter.NET web site and is being amortized on a straight-line basis over a period of five years.

  Long-Lived Assets

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and other long-term assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

  Other Assets

     Other assets consist of the following at December 31, 1998:

Deposits....................................................  $248,523
Acquired Internet domain name, net..........................    32,083
                                                              --------
                                                              $280,606
                                                              ========


In July 1998, the Company acquired the rights to the Internet domain name, www.headhunter.com for $35,000. The Company is amortizing the intangible asset on a straight-line basis over a period of five years. Amortization expense was $2,917 for the year ended December 31, 1998.


  Income Taxes

     The sole shareholder of HNI elected for the Predecessor Company to be taxed under S corporation status of the Internal Revenue Code (the "Code"). The Code and certain applicable state statutes provide that the income and expenses of an S corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. Accordingly, no provision for income taxes has been reflected in the accompanying consolidated financial statements of the Predecessor Company.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Prior to the Reorganization (Note 1), LLC, as a limited liability company, was treated as a partnership for tax purposes. Therefore, the income tax benefits generated by LLC were recorded by its members.

     Following the Reorganization (Note 1), the Successor Company utilizes the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. At the date of the Reorganization (Note 1), there were no material effects on the Company's consolidated financial statements related to tax consequences of the Reorganization.

  Advertising Costs

     The Company expenses the cost of advertising as incurred. Advertising expenses included in marketing and selling expenses were $0 for the year ended December 31, 1996, $2,632 for the ten months ended October 31, 1997, $28,240 for the two months ended December 31, 1997, and $1,627,011 for the year ended December 31, 1998. Prepaid advertising costs of approximately $2,900 and $405,000 were recorded as assets in the accompanying consolidated balance sheets as of December 31, 1997 and 1998, respectively.


     Advertising expenses included in marketing and selling expenses were $464,341 and $1,208,650 for the six months ended June 30, 1998 and 1999. Prepaid advertising costs of approximately $185,000 were recorded as assets in the accompanying consolidated balance sheets as of June 30, 1999 (unaudited).


  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, disruption of these services for more than a brief period would have an adverse effect on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its property and equipment, which are important components of its operations, are each currently acquired from only a few sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as the Company expands its network infrastructure and sells services, then delays and increased costs in the expansion of the Company's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's cash investment polices limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to advance billings to customers for services and the ability to terminate service on delinquent accounts. In addition, the number of customers comprising the customer base mitigates the concentration of credit risk. The carrying amount of the Company's receivables approximates their fair value.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Segmental Disclosures

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Segmental Disclosures," effective December 31, 1998. The statement had no effect as the Company has only one operating business segment.

  Stock-Based Compensation Plans

     The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Effective in 1997, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies that do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

  Net Loss Per Share


     Pursuant to SFAS No. 128 "Computation of Earnings per Share," and Securities and Exchange Commission Staff Accounting Bulletin No. 98, for the periods prior to the Company's initial public offering (Note 9), basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive. The Company has presented basic and diluted loss per share in accordance with SFAS No. 128. As the Company had a net loss and no nominal issuances of common stock and common stock equivalents in all periods presented, basic and diluted loss per share is the same. The calculation of net loss per share does not include the effects of any contingent warrants (Note 3). Net loss per share is not shown for the Predecessor Company, as it is not comparable.


3.  CREDIT AGREEMENT


     On October 31, 1997, the Company entered into a revolving credit agreement (the "Credit Agreement") with ITC, which allowed the Company to draw up to $1,000,000 at an interest rate approximating ITC's cost of debt capital. ITC had the right to convert any outstanding balance at the end of the term into a fully paid and nonassessable equity interest in the Company equal to 1% for each $40,000 of the unpaid balance, including interest and penalties.



     On July 16, 1998, the Company, ITC and ITC Service Company, an affiliate of ITC, amended and restated the Credit Agreement, pursuant to which ITC made available to the Company an additional revolving line of credit of up to $2.5 million which was payable in full on December 31, 1998. On December 31, 1998, the Company, ITC, and ITC Service Company amended the Credit Agreement to extend the due date to January 31, 1999. Principal amounts outstanding under the credit facility bear interest at an annual rate equal to ITC Service Company's cost of debt capital as reasonably determined from time-to-time by ITC Service Company (6.8%) on the first $1 million and at a fixed rate of 14% per annum on the remaining $1.5 million. In connection with the amendments to the Credit Agreement, the Company issued to ITC Service Company a warrant to purchase $375,000 of common stock at a price of $1.50 per share, which was amended and restated to $625,000 of common stock at a price of $1.50 per share in October of 1998. This warrant vested upon issuance and is exercisable for a term of ten years. In connection with the warrant issued to ITC Service Company, the estimated $342,000 fair value of the

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


warrant was calculated under the Black-Scholes option pricing model at the date of grant and was included in stock warrants and interest expense. The assumptions used in the Black-Scholes calculation were as follows: risk-free interest rate, 5.52%; expected dividend yield, 0%; expected lives, three years; and expected volatility, 79%. Short-term borrowings under the Credit Agreement were $3,500,000 for the year ended December 31, 1998.



     On January 28, 1999, the Company and ITC Service Company entered into a revolving loan and security agreement (the "Loan and Security Agreement"), pursuant to which ITC Service Company made available to the Company a revolving line of credit of up to $3 million and is payable in full the earlier of (i) December 31, 1999, (ii) the closing of an initial public offering of the Company's common stock at a minimum aggregate offering price of $20 million, or
(iii) any sale, transfer, or exchange of the Company's common stock, not requiring registration under the Securities and Exchange Commission, in excess of $20 million. Principal amounts outstanding under the credit facility bear interest at a fixed rate of 11% per annum. In the event of default, the Company must issue to ITC Service Company a warrant to purchase $3,000,000 of the Company's common stock at a contingent price per share equal to an initial public or private equity offering, or at a fair market value determined by both parties in the absence of any equity offering.



     In conjunction with the Loan and Security Agreement, the principal balance of $3.5 million outstanding under the Credit Agreement was converted into 2,333,333 shares of the Company's Convertible Class A preferred stock at a price of $1.50 per share.



     Short-term borrowings under the Loan and Security Agreement were $1,630,000 for the six months ended June 30, 1999 (unaudited).


     In January 1999, the Company decreased the authorized number of common stock to 45,500,000 shares and increased the number of Convertible Class A preferred shares to 7,500,000.


     In January 1999, the Company sold 271,167 shares of Convertible Class A preferred stock to certain executive officers, key employees and directors at $1.50 per share. In accordance with APB No. 25, the Company recognized $2,521,853 in compensation expense in January 1999 related to the difference between the purchase price and the estimated fair value of $10.80 with the offset to additional paid in capital.


4.  RELATED-PARTY TRANSACTIONS

     On November 1, 1997, the Company paid $100,000 in satisfaction of a dividend payable to the sole shareholder of HNI, which was included in the initial equity contribution under the organization of the LLC.

     As of December 31, 1997, approximately 40% of the Company's deferred revenue was related to subscription sales to affiliates of ITC. Outstanding receivables and payables for services provided to and rendered from ITC and its affiliates were $5,100 and $20,000, respectively, at December 31, 1997.

     Beginning in January 1998, the Company entered into an agreement with ITC'DeltaCom, Inc. ("ITC'DeltaCom") to serve as the Company's Internet service provider and host of the Company's web site. ITC'DeltaCom is related to ITC through both common ownership and board membership. Internet access and long-distance telephone charges totaled $72,028 for the year ended December 31, 1998.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Short-term borrowings under a revolving credit agreement with ITC (Note 3) were $0 and $3,500,000 during the two months ended December 31, 1997 and for the year ended December 31, 1998, respectively. Accrued interest related to the revolving credit agreement was $100,100 at December 31, 1998.

     The Company utilizes an entity for insurance coverage that is related to ITC through common ownership. Insurance expense related to this entity for the two months ended December 31, 1997 and the year ended December 31, 1998 was $3,000 and $8,928, respectively.

5.  SHAREHOLDERS' EQUITY


     The Company has authorized 50,200,000 shares of common stock, par value $0.01 and 2,800,000 shares of Convertible Class A preferred stock, par value $0.01, and 5,000,000 shares of Class B serial preferred stock. The Class A preferred stock is entitled to one vote per share owned of record on all matters which shareholders are entitled to vote. Upon the closing of an Initial Public Offering (Note 9) each share of Class A preferred stock will automatically convert into one share of common stock and there will be no shares of Class A preferred stock outstanding. The Company's board of directors has the authority to issue up to 5,000,000 shares of Class B serial preferred stock in one or more series. There are no shares of Class B serial preferred stock currently outstanding.



     In January 1999, the Company decreased the authorized number of common stock to 45,500,000 shares and increased the number of Convertible Class A preferred shares to 7,500,000.


     As discussed in Note 1, the purpose of incorporating the Company was to enable ITC and HNI's sole shareholder to complete a reorganization of LLC and HNI. In return for the contribution of its 55% interest in LLC to the Company, ITC received 2,750,000 shares of the Company's Convertible Class A preferred stock. The sole shareholder of HNI received 2,200,000 shares of the Company's common stock, $.01 par value, and 50,000 shares of the Company's Convertible Class A preferred stock in return for the contribution of 100% of HNI.

6.  EMPLOYEE BENEFIT PLANS

  Common Unit Option Plan

     In January 1998, LLC's board of managers approved the formation of an incentive unit option plan and allocated 500,000 shares of common units to the plan. Through the date of the Reorganization, at which time the plan was discontinued, the board of managers had granted 378,250 of these options to various employees of the Company. All options were granted with an exercise price between $0.40 and $1.40 per share, which represents the estimated fair value of the common units granted as determined by the board of managers at the dates of grant. The options vest over a five-year period as follows: (i) 40% at the second anniversary of the dates of grant and (ii) an additional 20% at each of the next three anniversary dates. The options expire ten years from the date of grant.

  1998 Long-Term Incentive Plan

     On July 15, 1998, the Company's board of directors adopted the Company's 1998 Long-Term Incentive Plan (the "Incentive Plan"). The Company has reserved 500,000 shares of its common stock for issuance in connection with options and awards granted under the Incentive Plan. The Company may grant options and awards to officers and employees of the Company, a parent or subsidiary, and to nonemployee directors and consultants to the Company. The Incentive Plan authorizes the granting of awards to eligible participants in the form of (i) options to purchase shares of the Company's common stock, which may be

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

incentive stock options or nonqualified stock options, (ii) stock appreciation rights, (iii) performance shares, (iv) restricted stock awards, (v) dividend equivalents, or (vi) other stock-based awards. The Incentive Plan is administered by the Company's board of directors or the board's compensation committee in accordance with its term. Through December 31, 1998, the board of directors has granted 172,500 of the options to various employees of the Company. All options were granted with an exercise price of $1.50 per share, which represents the estimated fair value of the options at the dates of grant. The options vest over a five-year period as follows: (i) 40% at the second anniversary of the dates of grant and (ii) an additional 20% at each of the next three anniversary dates. The options expire ten years from the date of grant.

     In connection with the Reorganization, the Company assumed options granted under LLC's Common Unit Option Plan and has converted such options to purchase an equal number of shares of common stock on identical terms.

     A summary of the status of the Company's stock options at December 31, 1998 and changes during the year then ended is presented in the following table:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                                         PRICE PER
                                                              SHARES       SHARE
                                                              -------    ---------
Outstanding at December 31, 1997............................       --     $   --
  Granted...................................................  550,750       0.87
  Forfeited.................................................  (68,500)     (0.43)
                                                              -------
Outstanding at December 31, 1998............................  482,250       0.93
                                                              =======
Exercisable at December 31, 1998............................       --         --
                                                              =======


     During 1998, the Company granted options with exercise prices below the fair value at the date of grant. The estimated fair value for options granted February 1998 to December 1998 was $10.80. Accordingly, the Company recognized deferred compensation of $2.5 million for options granted during the year ended December 31, 1998. The Company amortizes deferred compensation over five years, the vesting period of the options. The Company recognized $205,574 of compensation expense for the year ended December 31, 1998 related to option grants.



     During the six months ended June 30, 1999, the Company granted options with exercise prices below the fair value at the date of grant and have a weighted average exercise price of $1.62. The estimated fair value for options granted during the six months ended June 30, 1999 was $10.80. Accordingly, the Company recognized deferred compensation of $3.6 million for options granted during the six months ended June 30, 1999. The Company amortizes deferred compensation over five years, the vesting period of the options. The Company recognized $796,735 of compensation expense for the six months ended June 30, 1999 related to option grants (unaudited).


  Statement of Financial Accounting Standards No. 123

     The Company accounts for its stock-based compensation plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 encourages but does not require the use of a fair value-based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and expensed over the vesting period of the stock options.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

While the Company has elected to continue to apply the provisions of APB No. 25, under which no compensation cost has been recognized by the Company, SFAS No. 123 requires pro forma disclosure of net loss and loss per share as if the fair value based method under SFAS No. 123 had been adopted. The value of all options for shares of the Company's common stock to employees of the Company has been determined using the minimum value option pricing model and the following assumptions in 1998:

Risk-free interest rate.....................................        5.3%
Expected dividend yield.....................................          0%
Expected lives..............................................  Five years
Expected volatility.........................................         79%

     The total value of options granted during the year ended December 31, 1998 was computed as approximately $299,444, which would be amortized on a pro forma basis over the vesting period of the options. No options were granted in 1997. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1998 would have increased as follows:

                                                            AS REPORTED     PRO FORMA
                                                            -----------    -----------
Net loss for the year ended December 31, 1998.............  $(4,345,868)   $(4,374,078)
Net loss per share for the year ended December 31, 1998:
  Basic...................................................  $     (1.98)   $     (1.99)
  Diluted.................................................        (1.55)         (1.50)

7.  INCOME TAXES


     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of December 31, 1998 are as follows:


Deferred tax assets:
  Net operating loss carryforwards..........................  $1,029,386
  Accumulated amortization..................................      61,692
  Allowance for doubtful accounts...........................      14,938
  Deferred revenues.........................................      15,826
  Other.....................................................      20,912
                                                              ----------
          Total deferred tax assets.........................   1,142,754
Deferred tax liabilities:
  Accelerated depreciation..................................      16,354
                                                              ----------
Net deferred tax asset......................................   1,126,400
Valuation allowance.........................................  (1,126,400)
                                                              ----------
Net deferred taxes..........................................  $        0
                                                              ==========

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company's net operating loss carryforward will expire in the year 2018 unless utilized. Due to the fact that the Company is unable to conclude that it is more likely than not that its deferred tax assets will be recognized, the Company has provided a 100% valuation allowance against its net deferred tax assets. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards may be limited under the Code, as the ownership of the Company has changed more than 50%, as defined.


     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1998 is as follows:

Income tax benefit at statutory rate........................  (34)%
State and local income taxes................................   (6)
Increase in valuation allowance.............................   40
                                                              ---
          Total income tax provision........................    0%
                                                              ===


     Prior to the Reorganization (Note 1), LLC, as a limited liability company, was treated as a partnership for tax purposes. Therefore through June 1998, the income tax benefits generated by LLC, were recorded by its members. Following the Reorganization (Note 1) the Company recognized the income tax benefits generated by its subsidiary in the accompanying statement of operations.


8.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Lease expense relates to the lease of office space. At December 31, 1998, future minimum lease payments under this noncancelable operating lease are as follows:

1999........................................................  $62,620
2000........................................................    5,186
                                                              -------
                                                              $67,806
                                                              =======

     Rental expense under the operating lease amounted to $3,000 for the two months ended December 31, 1997 and $45,050 for the year ended December 31, 1998.

  Purchase Commitments


     The Company has entered into various agreements with Internet companies to purchase a minimum of $726,000 in banner advertisements in 1999. Purchase commitments under the agreements are being expensed as the advertisements are incurred.


  Legal Proceedings

     The Company is not currently a party to any legal proceedings. The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Risks of Capacity Constraints

     The Company derives a majority of revenues from employers and recruiters that pay to post and upgrade their job opportunities. The amounts they are willing to pay to post and upgrade their job opportunities depends to a significant degree on the number of job seekers on the Company's web site. The Company depends on the performance, reliability, and availability of its web site to attract and retain job seekers. Capacity constraints could prevent them from accessing the web site for extended periods of time and decrease the Company's traffic. Decreased traffic could result in fewer employers and recruiters posting job opportunities on the web site and buying fewer upgrades and other enhanced services, which in turn would result in decreased revenues. In addition, if the number of employers, recruiters, and job seekers on the web site increases substantially, the Company may experience capacity constraints and need to expand or upgrade its technology at a time when the Company does not have adequate funds to do so, or when that technology is not readily available.

9.  SUBSEQUENT EVENT (UNAUDITED)

  Equity Transactions

     In February 1999, the stockholders of HeadHunter.NET's Convertible Class A preferred and common stock entered into a stockholders' agreement. This agreement provides, among other things, for a right of first refusal to the Company and each of the other stockholders of the Company to purchase any selling stockholders' shares at a price equal to that agreed to by a third party. The stockholders' agreement terminates upon (i) voluntary or involuntary dissolution of the Company, (ii) initial public offering, or (iii) acquisition, consolidation, or merger of the Company into or with another corporation that results in the stockholders owning publicly traded securities.

     In April 1999, the Company increased the common shares reserved for issuance in connection with options and awards granted under the Incentive Plan to 1,000,000 shares.


     In May 1999, the Company sold 140,000 shares of common stock to certain executive officers and a director at $2.00 per share. In accordance with APB No. 25, the Company recognized $1,232,000 in compensation expense in May 1999 related to the difference between the purchase price and the estimated fair value of $10.80 with the offset to additional paid in capital.


  Proposed Initial Public Offering


     The Company is in the process of registering with the Securities and Exchange Commission shares of its common stock. There can be no assurance that this offering will be completed. In the event this offering is completed, all outstanding amounts under the Loan and Security Agreement with ITC Service Company (Note 3) will be repaid with the proceeds from the offering.

                                3,000,000 SHARES


                             (HEADHUNTER.NET LOGO)

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                               ------------------


                       FIRST UNION CAPITAL MARKETS CORP.


                              J.C. BRADFORD & CO.


                           WACHOVIA SECURITIES, INC.

                                 DLJdirect INC.

                             ---------------------
                                           , 1999
                             ---------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. HeadHunter.NET and the selling shareholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until             , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:


SEC registration fee........................................  $   13,428
NASD fees...................................................       5,330
Nasdaq listing fees.........................................      78,875
Blue sky fees and expenses..................................       5,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     200,000
Accounting fees and expenses................................     150,000
Transfer agent fees.........................................       5,000
Miscellaneous expenses......................................     392,367
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========


---------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our articles of incorporation eliminate the personal liability of our directors to HeadHunter.NET or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

     - a breach of duty involving appropriation of a business opportunity of HeadHunter.NET;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director receives an improper personal benefit; or

     - unlawful corporate distributions.

     In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required.

     Our bylaws require us to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was one of our directors or officers, against liability incurred by the director of officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

     - any appropriation, in violation of such director's or officer's duties, of any business opportunity of HeadHunter.NET;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which such officer or director received an improper personal benefit.

     Our board of directors also has the authority to extend to employees and agents the same indemnification rights held by directors. Indemnified persons would also be entitled to have us advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to our officers and directors pursuant to these provisions, the SEC has informed us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We have entered into separate indemnity agreements with each of our directors and certain of our executive officers, whereby we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in our articles of incorporation and bylaws.

     We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to our officers and directors for certain liabilities, including certain liabilities which may arise out of this registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, we have not sold any securities which were not registered under the Securities Act except for:


     - the issuance of 2,200,000 shares of common stock and 50,000 shares of Class A preferred stock to Warren L. Bare and 2,750,000 shares of Class A preferred stock to ITC Holding Company, Inc., pursuant to a Contribution Agreement dated July 15, 1998, which issuance was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D;



     - the grant by HeadHunters, L.L.C. to certain of our employees, officers and directors of options to purchase common units under the HeadHunters, L.L.C. Employee Common Unit Option Plan, that HeadHunter.NET assumed and converted into options to purchase an equal number of shares of common stock on July 15, 1998, which transactions were exempt from registration under Section 3(a)(9) of the Securities Act and Rule 701;



     - our granting to certain of our employees, officers and directors of options to purchase shares of common stock under individual stock option agreements and the HeadHunter.NET, Inc. 1998 Long Term Incentive Plan since July 1998, which grants were exempt from registration under Rule 701;



     - the issuance to ITC Service Company of a warrant to purchase 416,667 shares of common stock on October 28, 1998 in connection with a prior credit facility with ITC Service Company, which issuance was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D;



     - the issuance of 2,333,333 shares of Class A preferred stock to ITC Holding Company, Inc. on January 29, 1999 in connection with the conversion of approximately $3.5 million of debt, at a conversion rate of $1.50 per share, that was outstanding under our prior credit facility with ITC Service Company, which issuance was exempt from registration under Sections (3)(a)(9) and 4(2) of the Securities Act and Regulation D;



     - the sale to certain of our executive officers and directors of a total of 271,167 shares of Class A preferred stock at a per share price of $1.50 on January 29, 1999, which sales were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D;



     - the sale to certain of our executive officers and directors of a total of 140,000 shares of common stock at a per share price of $2.00 on May 2, 1999, which sales were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D.



     The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended
 3.2   --   Bylaws**
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)
 5.1   --   Opinion of Alston & Bird LLP
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended**
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998**
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET**
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET**
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET**
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET**
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET**
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET**
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET**
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET**
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare**
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement**
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET**+
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.**
10.15  --   Intentionally omitted
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999**
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999**
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET**
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET**
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999**+
21.1   --   Subsidiaries of the Company**
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)
24.1   --   Power of Attorney**

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.**
27.1   --   Restated Financial Data Schedule (for SEC use only)
27.2   --   Financial Data Schedule (for SEC use only)


---------------
*  To be filed by amendment
** Previously filed
+ Confidential treatment has been requested for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

(B) FINANCIAL SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     HeadHunter.NET hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HeadHunter.NET pursuant to the foregoing provisions, or otherwise, HeadHunter.NET has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HeadHunter.NET of expenses incurred or paid by a director, officer or controlling person of HeadHunter.NET in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HeadHunter.NET will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     HeadHunter.NET hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by HeadHunter.NET pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON AUGUST 2, 1999.


                                          HEADHUNTER.NET, INC.

                                          By: /s/ Robert M. Montgomery, Jr.
                                            ------------------------------------
                                              Robert M. Montgomery, Jr.
                                              Chief Executive Officer and
                                              President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.



                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

           /s/ Robert M. Montgomery, Jr.             Chief Executive Officer, President  August 2, 1999
---------------------------------------------------    and Director (Principal
             Robert M. Montgomery, Jr.                 Executive Officer)

                /s/ Mark W. Partin                   Chief Financial Officer (Principal  August 2, 1999
---------------------------------------------------    Financial and Accounting
                  Mark W. Partin                       Officer)

            * /s/ William H. Scott III               Chairman of the Board and Director  August 2, 1999
---------------------------------------------------
               William H. Scott, III

               * /s/ Warren L. Bare                  Vice Chairman of the Board and      August 2, 1999
---------------------------------------------------    Director
                  Warren L. Bare

          * /s/ Burton B. Goldstein, Jr.             Director                            August 2, 1999
---------------------------------------------------
             Burton B. Goldstein, Jr.

               * /s/ Donald W. Weber                 Director                            August 2, 1999
---------------------------------------------------
                  Donald W. Weber

               * /s/ J. Douglas Cox                  Director                            August 2, 1999
---------------------------------------------------
                  J. Douglas Cox

             * /s/ Michael G. Misikoff               Director                            August 2, 1999
---------------------------------------------------
                Michael G. Misikoff

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
            * /s/ Kimberley E. Thompson              Director                            August 2, 1999
---------------------------------------------------
               Kimberley E. Thompson

              *By: /s/ Mark W. Partin
  ----------------------------------------------
                  Mark W. Partin
                 Attorney-in-Fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

To HeadHunter.NET, Inc. and Subsidiaries:

     We have audited in accordance with generally accepted auditing standards, the financial statements of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) and HNET, INC. (Predecessor Company) as of December 31, 1997 and 1998 and for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998, and have issued our report thereon dated February 5, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed under Schedule II herein as it relates to HeadHunter.Net, Inc. (Successor Company) and HNET, Inc. (Predecessor Company) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 5, 1999

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

             SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS FOR THE
               YEAR ENDED DECEMBER 31, 1996, THE TEN MONTHS ENDED
            OCTOBER 31, 1997, THE TWO MONTHS ENDED DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                         CHARGED TO
                                                       BEGINNING COSTS               ENDING
                     DESCRIPTION                        AND BALANCES     EXPENSE   WRITE-OFFS   BALANCE
                     -----------                       ---------------   -------   ----------   -------
1996 allowance for doubtful accounts.................      $    --       $    --    $    --     $    --
October 1997 allowance for doubtful accounts.........      $    --       $    --    $    --     $    --
December 1997 allowance for doubtful accounts........      $    --       $    --    $    --     $    --
1998 allowance for doubtful accounts.................      $    --       $37,346    $    --     $37,346

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended
 3.2   --   Bylaws**
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)
 5.1   --   Opinion of Alston & Bird LLP
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended**
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998**
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET**
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET**
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET**
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET**
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET**
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET**
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET**
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET**
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare**
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement**
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET**+
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.**
10.15  --   Intentionally omitted
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999**
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999**
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET**
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET**

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999**+
21.1   --   Subsidiaries of the Company**
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)
24.1   --   Power of Attorney**
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.**
27.1   --   Restated Financial Data Schedule (for SEC use only)
27.2   --   Financial Data Schedule (for SEC use only)


---------------
 * To be filed by amendment
** Previously filed
 + Confidential treatment has been requested for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.